Exhibit 10.2

***Text Omitted and Filed Separately
Execution Copy
with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Section 20080(b)(4) and Rule 406 of the

Securities Act of 1933, as amended.

RESEARCH COLLABORATION

AND

LICENSE AGREEMENT

by and between

AMGEN INC.

and

KITE PHARMA, INC.

Dated as of December 31, 2014

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Table of Contents

ARTICLE 1. DEFINITIONS	1
ARTICLE 2. RESEARCH COLLABORATION	12
2.1 Management	12
ARTICLE 3. PRECLINICAL DEVELOPMENT ACTIVITIES	15
3.1 Target Selection	15
3.2 Substitute Targets	16
3.3 Amgen Expansion Option; Additional Targets	16
3.4 Preclinical Development Plan	17
3.5 Preclinical Development of Products	17
3.6 Subcontracting	17
3.7 Data	17
3.8 Exclusivity	18
ARTICLE 4. LICENSE GRANT	19
4.1 Grant	19
4.2 Amgen Optioned Target	19
4.3 Sublicenses	20
4.4 Transfer of Amgen Licensed Know-How	20
4.5 Sharing of Materials	20
4.6 No Other Rights	20
ARTICLE 5. SUPPLY	21
5.1 Supply and Quality Agreement	21
5.2 Transition of Supply	22
5.3 Kite Products	22
ARTICLE 6. REGULATORY MATTERS	22
6.1 Amgen Responsibility	22
6.2 Manufacturing Matters	23
6.3 Kite Responsibility	23
ARTICLE 7. DEVELOPMENT AND COMMERCIAL MATTERS	24
7.1 Amgen Responsibility	24
7.2 Kite Responsibility	24
7.3 Diligence	24
7.4 Reports	24
ARTICLE 8. FEES, ROYALTIES, & PAYMENTS	24
8.1 Upfront and Milestone Payments	24
8.2 Royalties	28
8.3 Mutual Convenience of the Parties	30
8.4 No Other Compensation	30
8.5 Method of Payment	30
8.6 Currency Conversion	31
8.7 Late Payments	31
8.8 Records and Audits	31
8.9 Taxes	32

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ARTICLE 9. INTELLECTUAL PROPERTY AND PATENT RIGHTS	32
9.1 Intellectual Property Ownership	32
9.2 Patent Prosecution	33
9.3 Patent Term Extensions	34
9.4 Defense and Settlement of Third Party Claims	35
9.5 Enforcement	35
9.6 Kite Discussions regarding Third Party Intellectual Property	37
ARTICLE 10. REPRESENTATIONS	37
10.1 Mutual Warranties	37
10.2 Additional Kite Warranties	38
10.3 Additional Amgen Warranties	39
10.4 Disclaimer	39
10.5 Mutual Covenants	39
ARTICLE 11. INDEMNIFICATION	41
11.1 Indemnity	41
11.2 LIMITATION OF DAMAGES	42
11.3 Insurance	42
ARTICLE 12. CONFIDENTIALITY	42
12.1 Confidential Information	42
12.2 Terms of this Agreement; Publicity	44
12.3 Publications	44
12.4 Relationship to the Confidentiality Agreement	45
12.5 Attorney-Client Privilege	45
ARTICLE 13. TERM & TERMINATION	45
13.1 Term	45
13.2 Termination by Amgen	46
13.3 Termination by Kite	46
13.4 Termination Upon Bankruptcy	47
13.5 Effects of Termination	47
13.6 Survival	50
ARTICLE 14. CHANGE OF CONTROL	51
14.1 Change of Control	51
ARTICLE 15. MISCELLANEOUS	51
15.1 Entire Agreement; Amendment	51
15.2 Section 365(n) of the Bankruptcy Code	51
15.3 Independent Contractors	51
15.4 Governing Law; Jurisdiction	52
15.5 Notice	52
15.6 Compliance with Law; Severability	52
15.7 Non-Use of Names	53
15.8 Successors and Assigns	53
15.9 Sale Transaction or Amgen Acquisition	53
15.10 Sale Transaction or Kite Acquisition	53
15.11 Waivers	54

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15.12 No Third Party Beneficiaries	54
15.13 Headings; Exhibits	54
15.14 Interpretation	54
15.15 Counterparts	55
15.16 HSR	55

Exhibit List

Exhibit A  Amgen Patents

Exhibit B  Kite IP

Exhibit C  Preclinical Development Plan

Exhibit D  Amgen Licensed Know-How

Exhibit E  Supply Agreement

Exhibit F  Press Release

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RESEARCH COLLABORATION AND LICENSE AGREEMENT

This RESEARCH COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of December 31, 2014 (the “Signing Date”) by and between AMGEN INC., a Delaware corporation having an address at One Amgen Center Drive, Thousand Oaks, California 91320 (“Amgen”), and KITE PHARMA, INC., a Delaware corporation having an address at 2225 Colorado Avenue, Santa Monica, California 90404 (“Kite”).  Kite and Amgen are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Kite is a biopharmaceutical company developing a novel generation of cell-based therapies to treat cancer.

WHEREAS, Amgen possesses research, development, manufacturing and commercialization expertise for the development and commercialization of pharmaceutical and biologics products in the field of oncology.

WHEREAS, Amgen wishes Kite, and Kite accepts, to perform preclinical development activities up to the filing of an investigational new drug application (“IND”) of certain cell-based therapy products selected pursuant to the terms and conditions of the Agreement.

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article 1.  DEFINITIONS

All references to particular Exhibits, Articles or Sections shall mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

Section 1.1   “Abandoned Patent Right” shall have the meaning set forth in Section 9.2.3 (Collaboration Patents).

Section 1.2   “Additional Milestone Events” shall have the meaning set forth in Section 8.1.5 (Additional Milestone Payments).

Section 1.3   “Additional Milestone Payments” shall have the meaning set forth in Section 8.1.5 (Additional Milestone Payments).

Section 1.4   “Additional Target” shall have the meaning set forth in Section 3.3  (Amgen Expansion Option; Additional Targets).

Section 1.5   “Affiliate” means, with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of this Section, “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest of a Person, or the power, whether

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pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party; but any intellectual property of such Affiliate that is subject to any license granted hereunder shall remain subject to such license grant.

Section 1.6   “Agreement” shall have the meaning set forth in the Preamble.

Section 1.7   “Alliance Manager” shall have the meaning set forth in Section 2.1.2 (Alliance Managers).

Section 1.8   “Amgen” shall have the meaning set forth in the Preamble.

Section 1.9   “Amgen Acquiree” shall have the meaning set forth in Section 15.9  (Sale Transaction or Amgen Acquisition).

Section 1.10   “Amgen Acquisition” shall have the meaning set forth in Section 15.9  (Sale Transaction or Amgen Acquisition).

Section 1.11   “Amgen Expansion Option” has the meaning set forth in Section 3.3  (Amgen Expansion Option; Additional Targets).

Section 1.12   “Amgen Indemnified Parties” shall have the meaning set forth in Section 11.1.2 (By Kite).

Section 1.13   “Amgen IP” means (a) Amgen Patents and Amgen’s interest in the Collaboration Patents and (b) Amgen Licensed Know-How and Amgen’s interest in Collaboration Know-How.

Section 1.14   “Amgen Licensed Know-How” means all Know-How that both (a) is Controlled by Amgen or its Affiliates (subject to Section 15.9  (Sale Transaction or Amgen Acquisition)) and (b) (i) was actually used by Amgen or its Affiliates in its research and development of the Programs prior to the Effective Date, or (ii) is actually used by Amgen or its Affiliates in its research and development of the Programs on or after the Effective Date and is reasonably useful for the Exploitation of a Kite Product.  For clarity, to the extent any Amgen Licensed Know-How is also claimed or disclosed in any Patent Rights Controlled by Amgen it shall nonetheless remain Amgen Licensed Know-How for purposes of the licenses granted hereunder.

Section 1.15   “Amgen Optioned Product” means a CAR Product or a TCR Product (as the case may be) directed against the Amgen Optioned Target.

Section 1.16   “Amgen Optioned Target” means […***…] pursuant to Section 4.2  (Amgen Optioned Target).

Section 1.17   “Amgen Patents” means the Patent Rights listed on Exhibit A (Amgen Patents).

Section 1.18   “Amgen Product” means (a) as it relates to an Amgen Target, other than an Additional Target, a CAR Product directed against such particular Amgen Target based upon or generated […***…] for such Amgen Target; and (b) as it relates to an Amgen Additional Target (if any), either a CAR Product or a TCR Product […***…] directed against such Additional Target based upon or generated […***…]

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[…***…] for such Additional Target. For clarity, upon Amgen’s exercise of its option to obtain exclusive rights to an Amgen Optioned Target, Amgen Products shall include Amgen Optioned Products.

Section 1.19   “Amgen Target” means a Target specified as an Amgen Target pursuant to Section 3.1  (Target Selection) or any New Target or Additional Target selected by Amgen. For clarity, Amgen Target shall exclude any Removed Target.

Section 1.20   “Approved CMO” shall have the meaning set forth in Section 5.2  (Transition of Supply).

Section 1.21   “Attributes” means a particular expression construct or genome modification obtained by nucleases or any other methods, including deletion, insertion or point mutation.

Section 1.22   “Available” means, with respect to a proposed New Target or Additional Target, as applicable, that at the time written notice is received by the non-requesting Party for such proposed New Target or Additional Target pursuant to Section 3.2  (Substitute Targets) or Section 3.3  (Amgen Expansion Option; Additional Targets), (a) the non-requesting Party is […***…] with such proposed New Target or Additional Target, as applicable (regardless of modality), (b) the non-requesting Party has […***…] directed to such proposed New Target or Additional Target, as applicable (regardless of modality); or (c) the non-requesting Party has […***…] directed to such proposed New Target or Additional Target, as applicable (regardless of modality).

Section 1.23   “Audited Party” shall have the meaning set forth in Section 8.8  (Records and Audits).

Section 1.24   “Auditing Party” shall have the meaning set forth in Section 8.8  (Records and Audits).

Section 1.25   “Background IP” means Patent Rights and Know-How (a) Controlled by a Party prior to the Effective Date or (b) Controlled by such Party during the Term, but not generated in the performance of the activities contemplated under this Agreement.

Section 1.26   “Bi-Specific Product” means a pharmaceutical or biologic product which is directed against at least two Targets, one of which is an Amgen Target or a Kite Target, as the case may be, and the other of which is (a) in the case of Amgen, any other Target (including another Amgen Target, but excluding a Kite Target) and (b) in the case of Kite, any other Target (including another Kite Target, but excluding an Amgen Target).  For clarity, a Bi-Specific Product may include a single chain or two independent CARs or TCRs, as long as they are intended to be expressed in the same T cell.

Section 1.27   “Blocking Patent” shall mean as to an Amgen Product in the case of Amgen, or a Kite Product in the case of Kite, any Third Party Patent Rights that claim, in a particular country, the composition or use of such Amgen Product or Kite Product, as the case may be, and which such Patent Rights would be infringed by the manufacture, use, offer for sale, sale, import or export of such Amgen Product or Kite Product in such country.

Section 1.28   “Budget” means the budget for Preclinical Development activities to be performed by Kite and Amgen as defined by the JSC and approved by the Parties on an annual basis, in accordance with Section 3.4  (Preclinical Development Plan).

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Section 1.29   “Cabaret License” shall have the meaning set forth in Section 8.2.2 (Additional Amgen Royalty Rate).

Section 1.30   “CAR” means a chimeric antigen receptor.

Section 1.31   “CAR Product” means a pharmaceutical or biologic product containing an adoptive T cell expressing a CAR directed against a particular Target.

Section 1.32   “Change of Control” means with respect to a specified Party:  (a) the acquisition, directly or indirectly, by a Person or “group” (whether in a single transaction or multiple transactions) of more than 50% of the voting power of such Party or of beneficial ownership of (or the right to acquire such beneficial ownership) of more than 50% of the outstanding equity or convertible securities of such Party (including by tender offer or exchange offer); (b) any merger, consolidation, share exchange, business combination, recapitalization, the sale of substantially all of assets of, or similar corporate transaction involving such Party (whether or not including one or more wholly owned subsidiaries of such Party), other than: (i) transactions involving solely such Party and/or one or more Affiliates, on the one hand, and one or more of such Party’s Affiliates, on the other hand, and/or (ii) transactions in which the stockholders of such Party immediately prior to such transaction hold at least 50% of the voting power of the surviving company or ultimate parent company of the surviving company; or (c) the adoption of a plan relating to the liquidation or dissolution of such Party.  For purposes of this definition, the terms “group” and “beneficial ownership” shall have the meaning accorded in the U.S. Securities Exchange Act of 1934 and the rules of the U.S. SEC thereunder in effect as of the Signing Date hereof.

Section 1.33   “Collaboration IP” means Collaboration Know-How and Collaboration Patents.

Section 1.34   “Collaboration Know-How” means any and all Know-How that is both (i) Controlled by a Party (or by the Parties jointly) and (ii) generated in the performance of the activities contemplated under this Agreement.

Section 1.35   “Collaboration Patents” means Patent Rights Controlled by a Party (or by the Parties jointly) that claim an invention within Collaboration Know-How.

Section 1.36   “Commercially Reasonable Efforts” means those efforts and resources commensurate with those efforts commonly used in the biopharmaceutical industry by a company […***…] in connection with the development or commercialization of biopharmaceutical products that are of similar status, including, with respect to commercial potential, the proprietary position of the product, the regulatory status and approval process, the probable profitability of the applicable product, and other relevant factors such as technical, legal, scientific or medical factors.  In determining the level of efforts constituting “Commercially Reasonable Efforts,” the following shall not be taken into account: (a) […***…] or (b) […***…]

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[…***…]

Section 1.37   “Confidential Information” shall have the meaning set forth in Section 12.1.1 (Confidential Information).

Section 1.38   “Continuing Party” means (a) Kite, in the case of termination of the Agreement by (i) Amgen pursuant to Section 13.2.2 (Amgen Discretionary Termination) or (ii) Kite pursuant to Section 13.3.1 (Amgen Breach), and (b) Amgen, in the case of termination of the Agreement by (i) Kite pursuant to Section 13.3.2 (Kite Discretionary Termination) or (ii) Amgen pursuant to Section 13.2.1 (Kite Breach).

Section 1.39   “Control” or “Controlled” means, with respect to any Know-How, material, Patent Right, or other intellectual property right, the possession (whether by ownership or license) by a Party or its Affiliate of the ability to grant to the other Party a license or access as provided herein to such Know-How, material, Patent Right, or other intellectual property right, without violating the terms of any agreement or other arrangement with any Third Party,[…***…] (provided, however, that (a) the Kite Patents and Kite Licensed Know-How listed on Exhibit B (Kite IP) shall be deemed to be Controlled by Kite, and (b) if, after the Signing Date, Kite or its Affiliates obtain any Know-How, material, Patent Right, or other intellectual property right that would, […***…], then Kite shall inform Amgen of such newly obtained Know-How, material, Patent Right, or other intellectual property right, as well as […***…], and […***…], then such Know-How, material, Patent Right, or other intellectual property right shall be deemed to be Controlled by Kite, subject to Section 9.6  (Kite Discussions regarding Third Party Intellectual Property)).

Section 1.40   “Cover” means a Valid Claim would (absent a license thereunder or ownership thereof) be Infringed by the Exploitation of the applicable product; provided, however, that in determining whether a Valid Claim that is a claim of a pending application would be Infringed, it shall be treated as if issued in the form then currently being prosecuted.  Cognates of the word “Cover” shall have correlative meanings.

Section 1.41   “Defending Party” shall have the meaning set forth in Section 9.4  (Defense and Settlement of Third Party Claims).

Section 1.42   “Derivatives” shall have the meaning set forth in Section 9.1.3 (Joint IP).

Section 1.43   “Designated Executive Officers” means the Chief Executive Officer of Kite and the Senior Vice President of Research of Amgen, or their duly authorized respective designees with equivalent decision-making authority with respect to matters under this Agreement.

Section 1.44   “directed against” means, as used in connection with a Target, that the product or agent at issue is designed to interact or bind with such Target as its primary mechanism of action.

Section 1.45   “Disclosing Party” shall have the meaning set forth in Section 12.1.1 (Confidential Information).

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Section 1.46   “Distracting Product” means any T cell based pharmaceutical or biologic product including without limitation, any CAR Product or any TCR Product, other than any Kite Product or Amgen Product.  For clarity, any bi-specific antibody, including any product incorporating Amgen’s BiTE™ antibody platform, shall be excluded from the definition of Distracting Product.

Section 1.47   “DOJ” shall have the meaning set forth in Section 15.16  (HSR).

Section 1.48   “Effective Date” shall have the meaning set forth in Section 15.16  (HSR).

Section 1.49   “EMA” means the European Medicines Agency or any successor entity thereto.

Section 1.50   “Enforcing Party” shall have the meaning set forth in Section 9.5.4 (Progress Reports).

Section 1.51   “Exploit” means to research, develop, make, have made, use, offer for sale, sell, import, export or otherwise exploit, or transfer possession of or title in, a product.  Cognates of the word “Exploit” shall have correlative meanings.

Section 1.52   “FDA” means the United States Food and Drug Administration or any successor entity thereto.

Section 1.53   “First Commercial Sale” means, with respect to any Product in any country, the first sale for end use or consumption of such Product in such country after Marketing Approval has been granted in such country.

Section 1.54   “Final Report” means, on Program-by-Program basis, the full data package for the GLP Toxicology Studies for the corresponding lead Product within such Program and all other data related to the Program not previously provided to Amgen by Kite.

Section 1.55   “FTC” shall have the meaning set forth in Section 15.16  (HSR).

Section 1.56   “FTE Rate” means $[…***…] per hour.

Section 1.57   “GAAP” means United States generally accepted accounting principles applied on a consistent basis. Unless otherwise defined or stated herein, financial terms shall be calculated under GAAP.

Section 1.58   “GLP Toxicology Studies” means all toxicology studies that meet the requirements set forth in 21 CFR Part 58 pertaining to good laboratory practice for use or intended for use in an IND and are required to be included in the filing of an IND, but excluding toxicology studies performed in the course of evaluating compounds prior to selection of a development candidate.

Section 1.59   “Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

Section 1.60   “HSR Act” shall have the meaning set forth in Section 15.16  (HSR).

Section 1.61   “Improvement” means an advancement, modification, development or improvement.

Section 1.62   “IND” shall have the meaning set forth in the Recitals.

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Section 1.63   “Indication” means all indications in a broad therapeutic area (e.g., oncology, inflammation, neurology).  For the avoidance of doubt, the Parties agree that: (a) prevention of a disease or medical condition shall not be a separate Indication from treatment of the same disease or medical condition; (b) the treatment and prevention of separate varieties of the same disease or medical condition shall not be a separate Indication; (c) the treatment and prevention of the same disease or medical condition in a different population shall not be a separate Indication; and (d) the treatment and prevention of diseases or medical conditions in the same therapeutic area (e.g., oncology, inflammation, neurology) shall not be a separate Indication.

Section 1.64   “Infringe” or “Infringement” means any infringement as determined by Law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

Section 1.65   “Initiation” means, with respect to a clinical trial, the first dosing in the first patient in such clinical trial.

Section 1.66   “Issuing Party” shall have the meaning set forth in Section 12.2.2 (Review).

Section 1.67   “Joint Steering Committee” or “JSC” shall have the meaning set forth in Section 2.1.1 (Overview).

Section 1.68   “Kite” shall have the meaning set forth in the Preamble.

Section 1.69   “Kite Acquiree” shall have the meaning set forth in Section 15.10  (Sale Transaction or Kite Acquisition).

Section 1.70   “Kite Acquisition” shall have the meaning set forth in Section 15.10  (Sale Transaction or Kite Acquisition).

Section 1.71   “Kite CMO” shall have the meaning set forth in Section 5.1  (Supply and Quality Agreement).

Section 1.72   “Kite Indemnified Parties” shall have the meaning set forth in Section 11.1.1 (By Amgen).

Section 1.73   “Kite IP” means (a) Kite Patents and Kite’s interest in the Collaboration Patents and (b) Kite Licensed Know-How and any Collaboration Know-How generated by Kite.

Section 1.74   “Kite Licensed Know-How” means all Know-How that (a) is Controlled by Kite or its Affiliates (subject to Section 15.10  (Sale Transactions or Kite Acquisition)) and (i) was actually used by Kite or its Affiliates in its research and development of the Programs prior to the Effective Date, or (ii) is actually used by Kite or its Affiliates in the conduct of its research and development under one or more of the Programs on or after the Effective Date and is necessary or reasonably useful for the Exploitation of an Amgen Product, or (b) constitutes part of the Kite Platform Technology.  For clarity, to the extent any Kite Licensed Know-How is also claimed or disclosed in any Patent Rights Controlled by Kite it shall nonetheless remain Kite Licensed Know-How for purposes of the licenses granted hereunder.

Section 1.75   “Kite Patents” means all Patent Rights Controlled by Kite or its Affiliates (subject to Section 15.10  (Sale Transactions or Kite Acquisition)) that Cover the Kite Platform Technology, including the Patent Rights listed on Exhibit B (Kite IP).

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Section 1.76   “Kite Platform Technology” means any Know-How Controlled by Kite and its Affiliates (subject to Section 15.10  (Sale Transaction or Kite Acquisition) and Section 9.6  (Kite Discussions regarding Third Party Intellectual Property)) during the Term, including any Collaboration Know-How, in each case pertaining to engineered T cells directed against Targets and the inventions claimed by or disclosed within the Kite Patents listed on Exhibit B (Kite IP).

Section 1.77   “Kite Product” means (a) as it relates to a Kite Target, other than an Additional Target, a CAR Product directed against such particular Kite Target based upon or generated […***…] for such Kite Target; and (b) as it relates to a Kite Additional Target (if any) either a CAR Product or a TCR Product […***…] directed against such Additional Target, based upon or generated […***…] for such Additional Target.  For clarity, upon Amgen’s exercise of its option to obtain exclusive rights to an Amgen Optioned Target, Kite Products shall exclude Amgen Optioned Products.

Section 1.78   “Kite Target” means a Target specified as a Kite Target pursuant to Section 3.1  (Target Selection) or any New Target selected by Kite.  For clarity, Kite Target shall exclude any Removed Target.  Kite Target excludes any Amgen Optioned Target.

Section 1.79   “Know-How” means techniques, technology, trade secrets, inventions (whether patentable or not), methods, know-how, data and results (including pharmacological, toxicological and clinical data and results), analytical and quality control data and results, regulatory documents, and other information.

Section 1.80   “Law” means, individually and collectively, any and all laws, ordinances, rules, directives, administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction.

Section 1.81   “Licensed Field” means any and all uses.

Section 1.82   “Losses” shall have the meaning set forth in Section 11.1.1 (By Amgen).

Section 1.83   “Marketing Approval” means all approvals, licenses, registrations or authorizations of the Regulatory Authority in a country, necessary for the manufacture, use, storage, import, marketing and sale of a Product in such country.

Section 1.84   “Milestone Events” shall have the meaning set forth in Section 8.1.4 (Milestone Payments).

Section 1.85   “Milestone Payments” shall have the meaning set forth in Section 8.1.4 (Milestone Payments).

Section 1.86   “Net Sales” means, with respect to any Product following its Regulatory Approval, the gross amounts invoiced for sales of such Product  by the Paying Party, its Affiliates or Sublicensee(s) (the “Selling Party”) to Third Parties in an arms’ length transaction, less to the extent specifically and solely allocated to the sale of such Product and actually taken, paid, accrued, allowed, included, or allocated based on good faith estimate, in the gross sales prices with respect to such sales (and consistently applied as set forth below):

[…***…]

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[…***…].

[…***…].

[…***…].

[…***…].

[…***…].

[…***…].

Net Sales will be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Products are giving rise to Net Sales.

Net Sales shall also include, with respect to any Product sold or otherwise disposed of for any consideration other than an exclusively monetary consideration on bona fide arm’s length terms, an amount equal to […***…].

Where a Product is sold in combination with other pharmaceutical or biologics products, diagnostic products, or active ingredients (collectively, “Combination Components”) the Net Sales applicable to such transaction shall be calculated by […***…]

[…***…]. For purposes of the calculation of Net Sales hereunder, […***…].

[…***…].  For the avoidance of doubt, […***…].  Also, notwithstanding anything to the contrary above, […***…].

Section 1.87   “New Target” shall have the meaning set forth in Section 3.2  (Substitute Targets).

Section 1.88   “Non-Publishing Party” shall have the meaning set forth in Section 12.3  (Publications).

Section 1.89   “Patent Rights” means any provisional and non-provisional patents and patent applications, together with all additions, divisions, continuations, continuations-in-part, substitutions, and reissues claiming priority thereto, as well as any re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates, renewals and the like with respect to any of the foregoing and all foreign counterparts thereof.

Section 1.90   “Party” shall have the meaning set forth in the Preamble.

Section 1.91   “Paying Party” means, in the case of an Amgen Product, Amgen, and, in the case of a Kite Product, Kite.

Section 1.92   “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

Section 1.93   “Phase 1 Clinical Trial” means any human clinical trial of a Product conducted mainly to evaluate the safety of chemical or biologic agents or other types of interventions (e.g., a new radiation therapy technique) that would satisfy the requirements of 21 C.F.R. § 312.21(a) or its non-United States equivalents.

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Section 1.94   “Phase 2 Clinical Trial” means any human clinical trial of a Product conducted mainly to test the effectiveness of chemical or biologic agents or other types of interventions for purposes of identifying the appropriate dose for a Phase 3 Clinical Trial for a particular indication or indications that would satisfy the requirements of 21 CFR § 312.21(b) or its non-United States equivalents.  A “Phase 2/3 Clinical Trial” shall be deemed to be a Phase 2 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 2 component, in accordance with the applicable protocol.

Section 1.95   “Phase 3 Clinical Trial” means any human clinical trial of a Product designed to: (i) establish that such Product is safe and efficacious for its intended use; (ii) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; and (iii) support regulatory approval of such Product, that would satisfy the requirements of 21 CFR § 312.21(c) or its non-United States equivalents.  A “Phase 2/3 Clinical Trial” shall be deemed to be a Phase 3 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 3 component, in accordance with the applicable protocol.

Section 1.96   “Preclinical Development” shall mean, with respect to a particular Program, any research, preclinical and process development activities relating to such particular Program, up to the delivery of a Final Report.

Section 1.97   “Preclinical Development Plan” means, for each Program, the comprehensive plan, overall strategy and timelines, and any updates thereto, for the Preclinical Development of Products directed to the applicable Target for such Program, including a description of the Preclinical Development activities, expected timelines, the preclinical, clinical, manufacturing, regulatory, as well as product risk assessment planned activities up to the issuance of the Final Report by Kite to Amgen.  The Preclinical Development Plan shall include, but not be limited to, a reasonably detailed description of the schedule of work activity, the responsibility for the work activities and an associated budget. As the circumstances may require, the JSC may propose from time to time amendments to the Preclinical Development Plan in accordance with Section 2.1.3(b) (Function and Powers of the JSC).

Section 1.98   “Preclinical Development Term” means, on a Program-by-Program basis, the duration of […***…] from the Program Starting Date, renewable upon written agreement by the Parties, during which the Parties will perform the Preclinical Development activities.

Section 1.99   “Product” means, either (a) as it relates to any Amgen Target or Kite Target which is not an Additional Target, a CAR Product directed against such Target; or (b) as it relates to any Additional Target, either a CAR Product or a TCR Product […***…] directed against such Additional Target, as selected pursuant to Section 3.3  (Amgen Expansion Option; Additional Targets).  For clarity, Products mean Amgen Products or Kite Products, as the case may be.

Section 1.100   “Program” means, on a Target-by-Target basis, any and all preclinical development, clinical development, manufacturing and commercialization activities with respect to any and all Products directed to such Target.

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Section 1.101   “Program Starting Date” means the date of approval by the JSC of the applicable Preclinical Development Plan for a Program.

Section 1.102   “Publishing Party” shall have the meaning set forth in Section 12.3  (Publications).

Section 1.103   “Receiving Party” shall have the meaning set forth in Section 12.1.1 (Confidential Information).

Section 1.104   “Regulatory Approval” means any and all approvals, licenses, registrations or authorizations by a Governmental Authority necessary for the development, manufacturing and commercialization of a Product.

Section 1.105   “Regulatory Authority” means any Governmental Authority or other authority responsible for granting Marketing Approvals for Products, including the FDA, EMA and any corresponding national or regional regulatory authorities.

Section 1.106   “Regulatory Exclusivity” means, with respect to a Product, any exclusive marketing rights or data exclusivity rights conferred by the applicable Regulatory Authority with respect to the Product other than a Patent Right.

Section 1.107   “Regulatory Filing” means any filing with any Governmental Authority in the Territory with respect to the research, development, manufacture, distribution, pricing, reimbursement, marketing or sale of a Product.

Section 1.108   “Release” shall have the meaning set forth in Section 12.2.2 (Review).

Section 1.109   “Removed Target” shall have the meaning set forth in Section 3.2  (Substitute Targets).

Section 1.110   “Reviewing Party” shall have the meaning set forth in Section 12.2.2 (Review).

Section 1.111   “Royalty Term” shall have the meaning set forth in Section 8.2.3 (Royalty Term).

Section 1.112   “Sale Transaction” shall have the meaning set forth in Section 15.8  (Successors and Assigns).

Section 1.113   “Signing Date” shall have the meaning set forth in the Preamble.

Section 1.114   “Standard Preclinical Development” means a Preclinical Development, with a defined set of Attributes, within the frame outlined in Exhibit C (Preclinical Development Plan), and […***…].

Section 1.115   “Sublicensee(s)” shall mean any Person other than (a) an Affiliate of Kite to which Kite has granted a sublicense under this Agreement, and (b) an Affiliate of Amgen to which Amgen has granted a sublicense under this Agreement.

Section 1.116   “Target” means an antigen expressed on or in a tumor cell.

Section 1.117   “TCR” means a T cell receptor.

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Section 1.118   “TCR Product” means a pharmaceutical or biologic product containing an adoptive T cell expressing a native or engineered TCR directed against a particular Target.

Section 1.119   “Term” shall have the meaning set forth in Section 13.1  (Term).

Section 1.120   “Terminated Party” means (a) Amgen, in the case of termination of the Agreement by (i) Amgen pursuant to Section 13.2.2 (Amgen Discretionary Termination) or

(ii) Kite pursuant to Section 13.3.1 (Amgen Breach), and (b) Kite, in the case of termination of the Agreement by (i) Kite pursuant to Section 13.3.2 (Kite Discretionary Termination) or (ii) Amgen pursuant to Section 13.2.1 (Kite Breach).

Section 1.121   “Territory” means the entire world.

Section 1.122   “Third Party” means a Person other than (a) Amgen or any of its Affiliates and (b) Kite or any of its Affiliates.

Section 1.123   “Third Party Acquirer” shall have the meaning set forth in Section 15.9  (Sale Transaction or Amgen Acquisition).

Section 1.124   “Transitioned Manufacturing” shall have the meaning set forth in Section 5.2.1 (Cooperation).

Section 1.125   “Valid Claim” means a claim of any issued and unexpired patent or patent application within the Amgen Patents, Kite Patents or Collaboration Patents, as applicable, that has not been held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed; provided, however, that if a claim of a pending patent application within the Amgen Patents, Kite Patents or Collaboration Patents shall not have issued within seven (7) years after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a Patent Right issues with such claim (from and after which time the same would be deemed a Valid Claim).

Section 1.126   “VAT” shall have the meaning set forth in Section 8.9.2 (VAT).

Article 2.  RESEARCH COLLABORATION

Section 2.1   Management.

2.1.1 Overview. Within fifteen days (15) days after the Effective Date, the Parties shall establish a cross-functional, joint steering committee (the “Joint Steering Committee” or the “JSC”) which shall manage the pre-clinical research collaboration between the Parties.

2.1.2 Alliance Managers.  Each of Amgen and Kite shall appoint one representative who possesses a general understanding of development, regulatory, manufacturing and commercialization matters to act as its respective alliance manager(s) for this relationship (an “Alliance Manager”).  Each Party may replace its respective Alliance Manager at any time upon written notice to the other in accordance with this Agreement.  Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager.  Each Alliance Manager shall be charged with creating and maintaining a collaborative work

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environment within the Joint Steering Committee.  Consistent with the Preclinical Development Plan, each Alliance Manager, will also be responsible for:

(a)

providing a primary single point of communication responsible for the flow of communication and for seeking consensus both within the respective Party’s organization and together with the other Party regarding key strategy and plan issues;

(b)	ensuring awareness of the governance procedures and rules set forth herein and monitoring compliance therewith;
(c)	identifying and raising disputes to the JSC for discussion in a timely manner; and
(d)	planning and coordinating internal and external communications in accordance with the terms of this Agreement.

The Alliance Managers shall have the right to attend all subcommittees meetings, as a non-voting member. Consistent with Section 2.1.3(c) (Frequency of Meetings), each Alliance Manager may bring any matter to the attention of the JSC where such Alliance Manager reasonably believes that such matter requires attention of the JSC.

Within ten (10) days after the Effective Date, each Party shall appoint and notify the other Party of the identity of their representative to act as its Alliance Manager under this Agreement.

2.1.3 Joint Steering Committee.

(a) Composition.  The Joint Steering Committee shall be comprised of three (3) named representatives of each Party (or such other number as the Parties may agree) in addition to each Party’s Alliance Manager who are members ex-officio.  The JSC will be led by two (2) co-chairs, one (1) appointed by each of the Parties.  Within fifteen (15) days after the Effective Date, each Party shall designate by written notice to the other Party its initial representatives on the JSC.  Each Party may replace one or more of its representatives, in its sole discretion, effective upon written notice to the other Party of such change.

(b) Function and Powers of the JSC. The JSC shall, in line with the terms and conditions set forth in the Agreement:

(i)	define each Program, prepare and approve each Preclinical Development Plan and associated Budget on a semi-annual, or any amendments thereto, and review progress against the goals in such plans;
(ii)	oversee the implementation of the Preclinical Development Plan(s);
(iii)	define and coordinate regulatory strategy for IND filing;

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(iv)	direct and oversee any operating subcommittee on all significant issues;
(v)	validate and back-up the intellectual property strategy;
(vi)	establish subcommittees, as appropriate;
(vii)	resolve disputed matters that may arise at the subcommittees;
(viii)	assume a general role of leadership in the partnership;
(ix)	review and discuss potential Targets for consideration as potential New Targets and Additional Targets; and
(x)	perform any and all tasks and responsibilities that are expressly attributed to the JSC under the Agreement.

(c) Frequency of Meetings.  The Joint Steering Committee shall meet at least once per quarter or more or less often as otherwise agreed by the Parties, and such meetings may be conducted by telephone, videoconference or in person as determined by the co-chairs; provided that no less than one (1) meeting during each calendar year shall be conducted in person.  The first meeting shall be no later than thirty (30) days after the Effective Date. As appropriate, and provided that not less than two (2) business days’ prior written notice has been given to the other Party, other employees of the Parties may attend Joint Steering Committee meetings as observers, but a Party shall not bring a Third Party to a meeting without the other Party’s prior consent.  Each Party may also call for special meetings of the Joint Steering Committee with reasonable prior written notice (it being agreed that at least five (5) business days shall constitute reasonable notice) to resolve particular matters requested by such Party and within the decision-making responsibility of the Joint Steering Committee.  Each co-chair shall ensure that its Joint Steering Committee members receive adequate notice of such meetings. Each Party shall be responsible for all of its own expenses incurred in connection with participating in all such meetings.

(d) Subcommittees.  The JSC may establish and disband such subcommittees as deemed necessary by the JSC. Each such subcommittee shall consist of the same number of representatives designated by each Party, which number shall be mutually agreed by the Parties. Each Party shall be free to change its representatives on written notice to the other Party or to send a substitute representative to any subcommittee meeting. Each Party’s representatives and any substitute for a representative shall be bound by the obligations of confidentiality set forth in Article 12 (Confidentiality).  Except as expressly provided in this Agreement, no subcommittee shall have the authority to bind the Parties hereunder and each subcommittee shall report to the JSC.  Each Party shall be responsible for all of its own expenses incurred in connection with participating in all such meetings.

2.1.4 Cooperation.  Each Party shall provide the JSC such information as required under the Preclinical Development Plan, or as reasonably requested by the other Party

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and reasonably available, relating to the progress of the goals or performance of activities under the Preclinical Development Plan.

2.1.5 Decisions.  Other than as set forth herein, in order to make any decision required of it hereunder, the Joint Steering Committee must have present (in person, by videoconference or telephonically) at least the co-chair of each Party (or his/her designee for such meeting). Decisions of the JSC shall be by consensus, with each Party having one (1) vote.  If the JSC cannot reach consensus or a dispute arises which cannot be resolved within the JSC within fifteen (15) days, the co-chair of either Party may cause such dispute to be referred to the Designated Executive Officers for resolution within thirty (30) days.  In the event that consensus cannot be reached with respect to a decision after a meeting of the Designated Executive Officers, then, (a) if the decision relates solely to an Amgen Target or the Program therefor, the decision will be made by the co-chair of the JSC appointed by Amgen (unless such decision is a change to a Preclinical Development Plan that would (i) require an increase in a Budget under such Preclinical Development Plan that Amgen has not agreed to cover, (ii) requires Kite to hire additional FTEs or broaden or initiate any subcontracting relationship, or (iii) have a material adverse impact to Kite’s IP, Kite Platform Technology or partnerships with any Third Party, in any such event consensus would be required), and (b) if the decision relates solely to a Kite Target or the Program therefor, the decision will be made by the co-chair of the JSC appointed by Kite (unless such decision is a change to a Preclinical Development Plan that would require Amgen to conduct additional Preclinical Development, in such event consensus would be required). If a dispute arises which cannot be resolved by a subcommittee, the co-chair of either Party may cause such dispute to be referred to the Joint Steering Committee for resolution.

2.1.6 Exceptions.  Notwithstanding the foregoing, neither Party in exercising its right to finally resolve a dispute pursuant to Section 2.1.5 (Decisions) shall have any power to amend, modify, or waive compliance with the terms of this Agreement.

2.1.7 Authority.  The JSC and any subcommittee shall have only the powers assigned expressly to it in this Article 2 (Research Collaboration) and elsewhere in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement.  In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JSC or subcommittee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.

2.1.8 Discontinuation of JSC. The JSC shall continue to exist until the first to occur of (a) the Parties mutually agreeing to disband the JSC or (b) on a Program-by-Program basis, until the first (1st) anniversary of the filing of an IND for such Program.

Article 3.  PRECLINICAL DEVELOPMENT ACTIVITIES

Section 3.1   Target Selection.  As of the Effective Date, Amgen hereby elects to initiate Preclinical Development with respect to the following […***…] Targets, and Kite hereby elects to initiate Preclinical Development with respect to the following […***…] Targets:

Amgen Targets- […***…]

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Kite Targets- […***…]

Section 3.2   Substitute Targets.  Prior to the […***…] anniversary of the Effective Date, either Party shall have the right to substitute up to […***…] of its Targets (each, a “Removed Target”) and replace each Removed Target with a new Target (each, a “New Target”); provided, that:

(a)	such proposed New Target is Available at the time written notice is received for substitution as required by this Section 3.2 (Substitute Targets);
(b)

the Preclinical Development of the Removed Target has been terminated prior to initiation of activities for CAR Design and Functional Validation under the applicable Preclinical Development Plan for such Removed Target; and

(c)	the Parties mutually agree to include the proposed Target as such New Target.

The Party requesting to substitute a Removed Target shall provide the other Party with written notice of its intent to substitute a Removed Target, and the identity of the proposed New Target, and the other Party shall provide written notice within […***…] of receipt thereof as to whether such proposed New Target is Available.  If all of the conditions in clause (a) through (c) have been met, then the list of Targets set forth in Section 3.1  (Target Selection) shall automatically be amended by substituting the New Target for the Removed Target.  If such proposed New Target is not Available, then the requesting Party shall have the option to either (i) propose another Target as the New Target (in which case the process outlined above would apply again, until a proposed New Target is approved), or (ii) terminate the Agreement with respect to such Removed Target.  Notwithstanding the provisions of Section 8.1.3 (Preclinical Development Costs), […***…].

Section 3.3   Amgen Expansion Option; Additional Targets.  Until the […***…] anniversary of the Effective Date, Amgen shall have the right to elect to select up to […***…] additional Targets as Amgen Targets for inclusion under this Agreement, exercisable upon […***…] prior notice (the “Amgen Expansion Option”).  If Amgen exercises the Amgen Expansion Option, Kite shall in turn have the right to elect to select […***…] additional Target as a Kite Target for inclusion under this Agreement (such additional Amgen Targets and Kite Target referred to individually as an “Additional Target”).  Amgen shall provide in its notice of exercise of the Amgen Expansion Option, its proposed Additional Target(s), and Kite shall provide written notice within […***…] of receipt thereof as to whether each such Additional Target is Available.  If a proposed Additional Target is Available, then the list of Amgen Targets set forth in Section 3.1  (Target Selection), as may have been amended to include any New Target, shall automatically be amended by adding the Additional Target.  If any such proposed Additional Target is not Available, then Amgen shall have the option to continue to select another proposed Additional Target until […***…] Additional Targets selected by Amgen are Available (unless Amgen has exercised the Amgen Expansion Option only for a single Additional Target), it being understood that the process of selection and qualification of proposed Additional Targets may

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extend beyond the […***…] anniversary of the Effective Date.  After the inclusion of Amgen’s Additional Target(s), Kite shall have a period of […***…] to select an Additional Target.  For clarity, Kite shall have the right to select such Additional Target whether Amgen elects to exercise the Amgen Expansion Option for only […***…] Additional Targets.  Kite shall provide Amgen with written notice of its proposed Additional Target, and Amgen shall provide written notice within […***…] of receipt thereof as to whether such Additional Target is Available.  If such Additional Target is Available, then the list of Kite Targets set forth in Section 3.1  (Target Selection), as may have been amended to include any New Target, shall automatically be amended by adding the Additional Target.  If such Additional Target is not Available, then Kite shall have the option to continue to select another proposed Additional Target until an Additional Target selected by Kite is Available. The Party selecting the Additional Target shall have the right to elect to pursue either a CAR Product or a TCR Product (but not both) directed against its Additional Target, by providing in its written notice selecting such Additional Target which it desires to pursue.  The Parties shall promptly generate a Preclinical Development Plan for the Program for such Additional Target in accordance with Section 3.4  (Preclinical Development Plan).

Section 3.4   Preclinical Development Plan.  The JSC shall promptly direct the Parties to generate a Preclinical Development Plan with respect to each Program (including the assignment of activities between the Parties), as well as the corresponding Budget.  The Parties shall prepare any such Preclinical Development Plan by modeling it after the Standard Preclinical Development.  For any non-Standard Preclinical Development of a Product or for any Preclinical Development of a Product bearing different Attributes than the original Product, the Parties shall meet in order to define the technical and financial conditions for such additional activity.

Section 3.5   Preclinical Development of Products.  Upon approval by the JSC of the applicable Preclinical Development Plan and associated Budget, each Party shall commence and conduct Preclinical Development activities assigned to it under, and in accordance with, such Preclinical Development Plan.  During the applicable Preclinical Development Term, each Party shall use its reasonable efforts to conduct its Preclinical Development activities of the corresponding Product in accordance with the corresponding Preclinical Development Plan.

Section 3.6   Subcontracting.  Either Party may engage its Affiliates, or Third Party subcontractors (including contract research organizations (but excluding contract manufacturing organizations)) to perform certain of its obligations under this Agreement.  Any Third Party subcontractor to be engaged by such Party to perform its obligations set forth in this Agreement will meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity.  The activities of any such Third Party subcontractors will be considered activities of such Party under this Agreement.  The subcontracting Party will be responsible for ensuring compliance by any such Third Party subcontractors with the terms of this Agreement, as if such Third Party(ies) are such Party hereunder.  Each Party will, and will contractually require that its Affiliates and subcontractors, if any, conduct the relevant Preclinical Development activities in accordance with such Party’s commitments with respect to such Programs.

Section 3.7   Data.  During the Preclinical Development Term, Kite shall, at Amgen’s written request, promptly make available to Amgen all data generated by Kite and its Affiliates or on

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their behalf, related to each Program, and Amgen shall, at Kite’s written request, promptly make available to Kite all data generated by Amgen and its Affiliates or on their behalf, related to each Program.

Section 3.8   Exclusivity.

3.8.1 Kite’s Obligations.  With respect to a particular Amgen Target, during the Term, Kite (and, subject to Section 15.10  (Sale Transaction or Kite Acquisition), its Affiliates) shall not conduct or participate in, or advise, assist or intentionally enable any Third Party to conduct or participate in the preclinical or clinical development, manufacture or commercialization of any Distracting Product that has as […***…], or its being developed with the […***…].  The foregoing restriction shall expire on an Amgen Target-by-Amgen Target basis upon the termination of the Agreement with respect to the applicable Program for such Amgen Target.  Additionally, during the Term, Kite (and, subject to Section 15.10  (Sale Transaction or Kite Acquisition), its Affiliates ) shall not conduct or participate in, or advise, assist or intentionally enable any Third Party to conduct or participate in the preclinical or clinical development, manufacture or commercialization of any Distracting Product that has as […***…], or its being developed with the […***…].  The foregoing restriction shall expire on a Kite Target-by-Kite Target basis upon the termination of the Agreement with respect to the applicable Program for such Kite Target.  Notwithstanding the foregoing, Kite shall have the right, and it shall not be a breach of its foregoing exclusivity obligation, to Exploit a Bi-Specific Product directed against both (i) a Kite Target (but not an Amgen Target) and (ii) another Target which is not an Amgen Target, in which event such Bi-Specific Product, to the extent it contains a Kite Product, shall be deemed a Kite Product for all purposes, including financial provisions, under this Agreement.

3.8.2 Amgen’s Obligations. With respect to a particular Kite Target, during the Term, Amgen (and, subject to Section 15.9  (Sale Transaction or Amgen Acquisition), its Affiliates) shall not conduct or participate in, or advise, assist or intentionally enable any Third Party to conduct or participate in the preclinical or clinical development, manufacture or commercialization of any Distracting Product that has […***…], or its being developed with […***…].  The foregoing restriction shall expire on a Kite Target-by-Kite Target basis upon the termination of the Agreement with respect to the applicable Program for such Kite Target.  During the Term, Amgen (and, subject to Section 15.9  (Sale Transaction or Amgen Acquisition), its Affiliates) shall not conduct or participate in, or advise, assist or intentionally enable any Third Party to conduct or participate in preclinical or clinical development, manufacture or commercialization of any Distracting Product that has […***…], or its being developed with […***…].  The foregoing restriction shall expire on an Amgen Target-by-Amgen Target basis upon the termination of the Agreement with respect to the applicable Program for such Amgen Target.  Notwithstanding the foregoing, Amgen shall have the right, and it shall not be a breach of its foregoing exclusivity obligation, to Exploit a Bi-Specific Product directed against both (i) an Amgen Target (but not a Kite Target) and (ii) another Target which is not a Kite Target, in which event such Bi-Specific Product, to the extent it contains an Amgen Product, shall be deemed an Amgen Product for all purposes, including financial provisions, under this Agreement.

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Article 4.  LICENSE GRANT

Section 4.1   Grant.

4.1.1 Preclinical License.  On a Program-by-Program basis, during the applicable Preclinical Development Term, Kite hereby grants to Amgen a non-exclusive, worldwide, royalty-free right under Kite IP solely to conduct Preclinical Development as contemplated under the applicable Preclinical Development Plan. On a Program-by-Program basis, during the applicable Preclinical Development Term, Amgen hereby grants to Kite a non-exclusive, worldwide, royalty-free right under Amgen IP solely to conduct Preclinical Development as contemplated under the applicable Preclinical Development Plan.

4.1.2 Kite Grant.  Subject to the terms and conditions of this Agreement, Kite hereby grants to Amgen (a) an exclusive (even as to Kite and its Affiliates), royalty bearing, sublicenseable (but only in accordance with Section 4.3  (Sublicenses)), license under the Kite Patents and its interest in the Collaboration Patents and (b) a non-exclusive, royalty bearing, sublicenseable (but only in accordance with Section 4.3  (Sublicenses)) license under the Kite Licensed Know-How and its interest in the Collaboration Know-How, in each case, to Exploit Amgen Product(s) in the Licensed Field in the Territory during the Term.  Notwithstanding the foregoing, the Kite Licensed Know-How and Collaboration Know-How shall be sublicenseable only in connection with the rights of Amgen with respect to Amgen Products and not with respect to any other products or services.  For clarity, no license is hereby extended to Amgen to Exploit any products under the Kite Patents, Kite’s interest in the Collaboration Patents, the Kite Licensed Know-How or its interest in the Collaboration Know-How which are other than Amgen Products or directed against any Targets which are other than Amgen Targets.

4.1.3 Amgen Grant.  Subject to the terms and conditions of this Agreement, Amgen hereby grants to Kite (a) an exclusive (even as to Amgen and its Affiliates), royalty bearing, sublicenseable (but only in accordance with Section 4.3  (Sublicenses)), license under the Amgen Patents and its interest in the Collaboration Patents and (b) a non-exclusive, royalty bearing, sublicenseable (but only in accordance with Section 4.3  (Sublicenses)) license under the Amgen Licensed Know-How and its interest in the Collaboration Know-How, in each case, to Exploit Kite Product(s) in the Licensed Field in the Territory during the Term.  Notwithstanding the foregoing, except as otherwise provided for under Section 9.1.2 (Collaboration IP), the Amgen Licensed Know-How and Collaboration Know-How shall be sublicenseable only in connection with the rights of Kite with respect to Kite Products and not with respect to any other products or services. For clarity, no license is hereby extended to Kite to Exploit any products under the Amgen Patents, Amgen’s interest in the Collaboration Patents, the Amgen Licensed Know-How or its interest in the Collaboration Know-How, which are other than Kite Products or directed against any Targets which are other than Kite Targets.

Section 4.2   Amgen Optioned Target. On a Kite Target-by-Kite Target basis, at any time on or prior to the sixtieth (60th) day after the later of (a) delivery of the Final Report to Amgen for the first Kite Product to such Kite Target and (b) filing of the IND for the first Kite Product to such Kite Target and delivery of such IND to Amgen, upon written notice to Kite, Amgen shall have the exclusive right to elect to convert such Kite Target to an Amgen Target.  For clarity, Amgen’s option under this Section 4.2 (Amgen Optioned Target) is on a Kite Target-by-Kite

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Target basis, but shall exclude the first and second Programs to Kite Targets for which Kite has filed an IND.  Additionally, Amgen may only exercise the option under this Section 4.2  (Amgen Optioned Target) with respect to one (1) Kite Target. If Amgen exercises its option under this Section 4.2  (Amgen Optioned Target), Kite […***…].

Section 4.3   Sublicenses.

4.3.1 Sublicenses by Amgen.  Amgen and its Affiliates shall be entitled, without the prior consent of Kite, to grant one or more sublicenses under the licenses granted to Amgen under Section 4.1  (Grant), in full or in part, by means of written agreement to any Affiliate or to one or more Third Parties (with the right to sublicense through multiple tiers), provided, however, that as a condition precedent to and requirement of any such sublicense: (a) any such permitted sublicense shall be consistent with and subject to the terms and conditions of this Agreement; and (b) Amgen will continue to be responsible for full performance of Amgen’s obligations under the Agreement and will be responsible for all actions of such Sublicensee as if such Sublicensee were Amgen hereunder.

4.3.2 Sublicenses by Kite.  Kite and its Affiliates shall be entitled, without the prior consent of Amgen, to grant one or more sublicenses under the licenses granted to Kite under Section 4.1  (Grant), in full or in part, by means of written agreement to any Affiliate or to one or more Third Parties (with the right to sublicense through multiple tiers), provided, however, that as a condition precedent to and requirement of any such sublicense: (a) any such permitted sublicense shall be consistent with and subject to the terms and conditions of this Agreement; and (b) Kite will continue to be responsible for full performance of Kite’s obligations under the Agreement and will be responsible for all actions of such Sublicensee as if such Sublicensee were Kite hereunder.

Section 4.4   Transfer of Amgen Licensed Know-How.  Promptly following the Effective Date, Amgen shall transfer to Kite the Amgen Licensed Know-How listed on Exhibit D (Amgen Licensed Know-How) in accordance with the protocols listed on Exhibit D (Amgen Licensed Know-How).

Section 4.5   Sharing of Materials.  In the event that it becomes necessary for one Party to provide the other Party with tangible research or biological materials (other than an Amgen Product for clinical or commercial use), the Parties will enter into an appropriate material transfer agreement related thereto, which agreement will be subject to this Agreement and will be interpreted consistent with the terms hereof.

Section 4.6   No Other Rights.  Each Party acknowledges that the rights and licenses granted to it under this Article 4 (License Grant) and elsewhere in this Agreement are limited to the scope expressly granted.  Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by the other Party to such Party.  All rights that are not specifically granted herein are reserved to the possessing Party.

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Article 5.  SUPPLY

Section 5.1   Supply and Quality Agreement.   Kite shall be responsible for manufacturing and supplying, itself or through a mutually selected contract manufacturing organization (a “Kite CMO”), Amgen’s requirements for Amgen Products, subject to the limitation set forth in Section 5.1.1 (Kite or Kite CMO Manufacturer), pursuant to a supply agreement and quality agreement, to be negotiated in good faith and entered into by the Parties within […***…] after the Effective Date.  The terms of such supply agreement shall be consistent with this Article 5 (Supply) and Exhibit E (Supply Agreement) in all material respects.  Pursuant to the foregoing, upon approval by the JSC of the first Preclinical Development Plan for an Amgen Target, Kite shall elect to either itself serve or have a Kite CMO serve as the manufacturer of Amgen Products directed against such Amgen Target.  To the extent a Kite CMO serves as the manufacturer of Amgen Products, Kite shall have no responsibility for the performance of the Kite CMO, other than to enforce Kite’s contractual rights against the Kite CMO for the benefit of Amgen. For clarity, Kite shall be responsible for the management and oversight of the activities of the Kite CMO with respect to the manufacture of the Amgen Products. Additionally, Amgen shall have the right to transition such manufacturing to Amgen (or a mutually agreed upon designee of Amgen) at any time upon […***…] prior written notice, subject to Section 5.1.2 (Kite Future Manufacture).

5.1.1 Kite or Kite CMO Manufactures.  Kite or the Kite CMO, as the case may be, shall be responsible for clinical or commercial supply of all Amgen Products directed against a particular Amgen Target, until, on an Amgen Target-by-Amgen Target basis, […***…] from the date of completion of the first Phase 2 Clinical Trial for the first Amgen Product directed against such Amgen Target.  Additionally, Kite shall transition manufacturing of Amgen Products to Amgen (or a mutually agreed upon designee of Amgen) in accordance with Section 5.2  (Transition of Supply).  For clarity, neither Kite nor any Kite CMO shall be required to (i) develop any process to improve upon the Phase 1 Clinical Trial clinical product manufacturing of any Amgen Product for any Phase 2 Clinical Trial clinical manufacturing of such Amgen Product, or (ii) develop a commercial process for any Amgen Product, and any commercial product sold during such period by Amgen shall be manufactured according to the process used to manufacture clinical product.

5.1.2 Kite Future Manufacture.  To the extent Amgen seeks to have a Third Party contract manufacturing organization perform manufacture of any Amgen Product after the period of Kite’s manufacture (itself or through the Kite CMO) of such Amgen Product under Section 5.1  (Supply and Quality Agreement) or Section 5.1.1 (Kite or Kite CMO Manufactures), it shall first inform Kite of such intent.  If Kite notifies Amgen in writing of its interest in performing such manufacture on behalf of Amgen within […***…] of such notice from Amgen, Amgen agrees to meet with Kite to discuss in good faith such potential manufacture and supply and the terms thereof for a period of […***…].

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Section 5.2   Transition of Supply.

5.2.1 Cooperation.  With respect to any transition of the manufacturing of Amgen Products (the “Transitioned Manufacturing”) to an alternate source pursuant to Section 5.1  (Supply and Quality Agreement) or Section 5.1.1 (Kite or Kite CMO Manufactures), Amgen and Kite shall cooperate to transition the Transitioned Manufacturing to Amgen (or to a mutually selected contract manufacturing organization the “Approved CMO”).  Kite shall use diligent efforts either to have its contract with such Approved CMO (if such Approved CMO is a Kite CMO) with respect to such Amgen Product (and potentially other Amgen Products) assigned to Amgen, or facilitate discussions between Amgen and such Approved CMO with respect to a new contract to be entered into between them with respect to continued supply of such Amgen Product for Amgen’s further supply needs. In any event, Kite shall cooperate to provide to Amgen (or to such Approved CMO under obligations of confidentiality) all existing manufacturing information then in Kite’s possession and control and reasonably required for Amgen (or such Third Party) to perform such transitioned manufacturing of Amgen Products.  Kite shall also, in connection therewith, grant to such Approved CMO a non-exclusive license to use such manufacturing technology solely for the purposes of performing the transitioned manufacturing of Amgen Products for Amgen.  Amgen shall be responsible for all costs associated with the transition to Amgen (or to such Approved CMO) (including payment at the FTE Rate for hours of consulting support provided by Kite).  Amgen shall be responsible for all costs associated with the purchase of Amgen Products from any such Approved CMO.

5.2.2 Continued Supply.  The Parties shall use their commercially reasonable efforts to complete the transition of the Transitioned Manufacturing as soon as practicable, as applicable.

5.2.3 Transition Plan.  The transfer of transitioned manufacturing and continued supply of Amgen Products, if any, pursuant to this Section 5.2  (Transition of Supply), Section 5.1  (Supply and Quality Agreement) and Section 5.1.1 (Kite or Kite CMO Manufactures) shall be conducted in accordance with a transition plan which shall be mutually approved by the Parties and which sets forth responsibilities and schedules for transferring the transitioned manufacturing as expeditiously as reasonably practicable.  The transition plan shall set forth a limited number of hours of consulting support that Kite will provide as reasonably requested and necessary to facilitate the transition of the transitioned manufacturing for Amgen Products.

Section 5.3   Kite Products.  Except to the extent included in a Preclinical Development Plan funded pursuant to Section 8.1.3 (Preclinical Development Costs), Kite shall be solely responsible for, and shall bear all costs associated with, the manufacture of Kite Products.

Article 6.  REGULATORY MATTERS

Section 6.1   Amgen Responsibility.  Except as provided in Section 6.2  (Manufacturing Matters) and as provided under a Preclinical Development Plan, Amgen will be solely responsible for the preparation, submission and maintenance of all Regulatory Filings and obtaining all Regulatory Approvals (including any Marketing Approvals) with respect to Amgen Products.  Kite will cooperate with Amgen, at its reasonable request, with respect to any regulatory matters related to Amgen Products.  Amgen will own all right, title and interest in and

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to any and all Regulatory Filings and Regulatory Approvals directed to Amgen Products and all such Regulatory Filings and Regulatory Approvals will be held in the name of Amgen, and Kite will execute all documents and take all actions as are reasonably requested by Amgen to vest such title in Amgen.  To the extent not prohibited by Law, Amgen shall provide correspondence from Regulatory Authorities related to any IND filings in Amgen’s name if such correspondence would reasonably relate to any Kite Products and related Regulatory Filings.

Section 6.2   Manufacturing Matters.  Notwithstanding the provisions of Section 6.1  (Amgen Responsibility), with respect to Amgen Products manufactured by Kite, Kite shall assist with the […***…] for any such Amgen Product, with sufficient information to satisfy […***…].  Additionally, Kite shall provide Amgen with copies of all supporting documentation in its possession reasonably necessary to generate the […***…].  Working with Amgen, Kite shall prepare the […***…] for the first Amgen Product directed against the first Amgen Target. If requirements are identified for additional countries by Amgen, then, upon notification, Amgen may request additional regulatory information from Kite be provided.  Kite will meet this request if the data is […***…].  In addition, in order to address questions Amgen may receive from health authorities (globally) in response to submissions of Regulatory Filings, Kite will assist in the preparation of responses based on information that would be found in: various technical reports, notebooks, executed batch records, master batch records, SOPs, validation protocols and reports, vendor certificates, and third party study reports and other CMC related documents not otherwise included in the […***…].  Amgen shall reimburse all of Kite’s costs and expenses (including internal FTE costs at the FTE Rate) incurred in connection therewith.

Section 6.3   Kite Responsibility.  Kite will be solely responsible for the preparation, submission and maintenance of all Regulatory Filings and obtaining all Regulatory Approvals (including any Marketing Approvals) with respect to Kite Products.  Kite will own all right, title and interest in and to any and all Regulatory Filings and Regulatory Approvals directed to Kite Products and all such Regulatory Filings and Regulatory Approvals will be held in the name of Kite, and Amgen will execute all documents and take all actions as are reasonably requested by Kite to vest such title in Kite. To the extent not prohibited by Law, Kite shall provide correspondence from Regulatory Authorities related to any IND filings in Kite’s name if such correspondence would reasonably relate to any Amgen Products and related Regulatory Filings (including with respect to Kite’s […***…]).

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Article 7.  DEVELOPMENT AND COMMERCIAL MATTERS

Section 7.1   Amgen Responsibility.  Following the Effective Date and at all times during the Term (except as expressly stated otherwise herein), except as set forth in Section 8.1.3 (Preclinical Development Costs), Amgen shall be responsible for, and shall bear all costs associated with, the clinical development and commercialization of Amgen Products, including development, distribution, marketing and sales activities.  For clarity, after completion of the Preclinical Development Plan, Amgen shall continue to have the right to conduct preclinical development with respect to all Amgen Products.  Subject to the express written terms of this Agreement, all decisions concerning the development, marketing and sales of Amgen Products including the clinical and regulatory strategy, design, sale, price and promotion of Amgen Products covered under this Agreement shall be within the sole discretion of Amgen.

Section 7.2   Kite Responsibility.  Following the Effective Date and at all times during the Term (except as expressly stated otherwise herein), except as set forth in Section 8.1.3 (Preclinical Development Costs), Kite shall be responsible for, and shall bear all costs associated with, the clinical development and commercialization of Kite Products, including development, distribution, marketing and sales activities.  Subject to the express written terms of this Agreement, all decisions concerning the development, marketing and sales of Kite Products including the clinical and regulatory strategy, design, sale, price and promotion of Kite Products covered under this Agreement shall be within the sole discretion of Kite.

Section 7.3   Diligence.  On an Amgen Target-by-Amgen Target basis, Amgen shall (directly and/or through one or more Affiliates and/or Sublicensees) use Commercially Reasonable Efforts to develop and, if successful, commercialize an Amgen Product directed against such Amgen Target.  On a Kite Target-by-Kite Target basis, Kite shall (directly and/or through one or more Affiliates and/or Sublicensees) use Commercially Reasonable Efforts to develop, and if successful, commercialize a Kite Product directed against such Kite Target.

Section 7.4   Reports.  On an Amgen Target-by-Amgen Target basis, until the Marketing Approval Milestone Payment set forth in Section 8.1.4 (Milestone Payments) has been made with respect to the first Amgen Product directed against such Amgen Target, on […***…], Amgen shall submit to Kite a report providing a status of Amgen’s and its Affiliates’ and Sublicensees’ activities related to the Exploitation of Amgen Products directed against such Amgen Target during the preceding […***…] period.  On a Kite Target-by-Kite Target basis, until the Marketing Approval Milestone Payment set forth in Section 8.1.4 (Milestone Payments) has been made with respect to the first Kite Product directed against such Kite Target, on […***…], Kite shall submit to Amgen a report providing a status of Kite’s and its Affiliates’ and Sublicensees’ activities related to the Exploitation of Kite Products directed against such Kite Target during the preceding […***…].

Article 8.  FEES, ROYALTIES, & PAYMENTS

Section 8.1   Upfront and Milestone Payments.

8.1.1 Upfront Payment.  As partial consideration for the rights granted to Amgen by Kite pursuant to the terms of this Agreement, for access to the Kite Platform Technology and Kite undertaking Preclinical Development under each of the Programs, Amgen will pay to Kite a

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non-refundable, non-creditable payment equal to Sixty Million Dollars (US$60,000,000.00) within […***…] after the Effective Date.

8.1.2 Amgen Optioned Target Payment.  If Amgen elects to exercise the option set forth in Section 4.2  (Amgen Optioned Target) to acquire rights to a Kite Target, then, as partial consideration for the rights granted to Amgen by Kite with respect to Amgen Optioned Products, Amgen will pay to Kite a non-refundable, non-creditable payment equal to Thirty-Five Million Dollars (US$35,000,000.00) within […***…] after the written notice of such option exercise is received by Kite.

8.1.3 Preclinical Development Costs.  On a Target-by-Target basis (including for any Additional Targets), upon approval by the JSC of the applicable Preclinical Development Plan, Amgen shall be responsible for the first […***…] of costs and expenses for Preclinical Development of the Parties under each such plan.  All internal FTE costs of Kite shall be billed to Amgen at the FTE Rate.  For each Kite Target, Kite shall reimburse Amgen for any amounts paid by Amgen to Kite for Preclinical Development related to the applicable Program for such Kite Target, within […***…] after the filing of an IND for the first Kite Product under such Program, unless Amgen has elected to exercise the option set forth in Section 4.2  (Amgen Optioned Target) with respect to […***…].  If Amgen elects to exercise the option set forth in Section 4.2  (Amgen Optioned Target), Amgen shall […***…]. For clarity, other than with respect to Amgen obligations under this Section 8.1.3 (Preclinical Development Costs), each Party shall be responsible for, and shall bear all costs associated with, the clinical development and commercialization of its Products, including development, distribution, marketing and sales activities.

8.1.4 Milestone Payments.  Amgen shall pay to Kite, on an Amgen Target-by-Amgen Target basis, and Kite shall pay to Amgen, on a Kite Target-by- Kite Target basis, one-time milestone payments (“Milestone Payments”) following the first occurrence of the corresponding milestone events with respect to one or more Amgen Products directed against such Amgen Target, or one or more Kite Products directed against such Kite Target, as applicable, as set forth in the following table (the “Milestone Events”):

Milestone Event	Milestone Payment
Receipt of first Marketing Approval for the 1st Amgen/Kite Product directed against such Amgen/Kite Target	US$100 Million
[…***…]	[…***…]

Milestone Event	Milestone Payment
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

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For a particular Target, the Paying Party shall pay to the non-Paying Party the applicable Milestone Payment in the manner described below after the first occurrence of such applicable Milestone Event with respect to a Product directed against the particular Target.  For clarity, each Milestone Payment is payable only once; and the maximum amount payable for Amgen Products directed against a particular Amgen Target, or Kite Products directed against a particular Kite Target under this Section 8.1.4 (Milestone Payments) is Five Hundred Twenty-Five Million Dollars ($525,000,000). No Milestone Payment shall be payable for subsequent or repeated achievements of such Milestone Event with one or more of the same or different Products directed against a particular Target.  Each of the Milestone Payments shall be non-refundable and non-creditable.  The Paying Party shall report to the non-Paying Party its achievement of each Milestone Event for which payment to the non-Paying Party is due, within […***…] after the Paying Party determines such achievement has occurred, and the non-Paying Party shall invoice the Paying Party for the applicable Milestone Payment.  The Paying Party will pay each such invoice within […***…] of its receipt thereof.

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8.1.5 Additional Milestone Payments.  With respect to the Amgen Optioned Target, if any, Amgen shall pay to Kite the following additional milestone payments to those set forth in Section 8.1.4 (Milestone Payments) with respect to Amgen Optioned Products directed against such Amgen Optioned Target (“Additional Milestone Payments”) following the first occurrence of the corresponding milestone events set forth in the following table (the “Additional Milestone Events”):

Additional Milestone Event	Additional Milestone Payment

Initiation of 1st Phase 3 Clinical Trial for the first Amgen Optioned Product (or if Amgen elects not to conduct a Phase 3 Clinical Trial, filing of Marketing Approval for the 1st Indication for such first Amgen Optioned Product)

US$50 Million

Receipt of Marketing Approval for a 2nd Indication for an Amgen Optioned Product (which may be accomplished either by the same Amgen Optioned Product to achieve the milestone above for the 1st Indication, or another Amgen Optioned Product)

US$50 Million

Amgen shall pay to Kite the applicable Additional Milestone Payment in the manner described below after the first occurrence of such applicable Additional Milestone Event with respect to an Amgen Optioned Product directed against the Amgen Optioned Target.  For clarity, each Additional Milestone Payment is payable only once; no Additional Milestone Payment shall be payable for subsequent or repeated achievements of such Additional Milestone Event with one or more of the same or different Amgen Optioned Products directed against such Amgen Optioned Target.  Each of the Additional Milestone Payments shall be non-refundable and non-creditable.  Amgen shall report to Kite its achievement of each Additional Milestone Event for which payment to Kite is due, within […***…] after Amgen determines such achievement has occurred, and Kite shall invoice Amgen for the applicable Additional Milestone Payment.  Amgen will pay each such invoice within […***…] of its receipt thereof.

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Section 8.2   Royalties.

8.2.1 Royalty Rate.   Amgen shall pay to Kite with respect to all Amgen Products directed against a particular Amgen Target, and Kite shall pay to Amgen with respect to all Kite Products directed against a Kite Target, royalties on annual Net Sales of such Product sold by the Selling Party during the Royalty Term for each such Product.  Such annual Net Sales for Products shall be aggregated for all Products directed against the same Target in order to determine the royalty rate applicable to the corresponding incremental portion of such aggregate annual Net Sales, as set forth in the table below.

Aggregate Annual Net Sales	Royalty Rate
Portion of aggregate annual Net Sales […***…]	[…***…]
Portion of aggregate annual Net Sales […***…]	[…***…]
Portion of aggregate annual Net Sales […***…]	[…***…]
Portion of aggregate annual Net Sales […***…]	[…***…]

For Amgen Optioned Products, the royalty rate shall be […***…]with respect to the Net Sales of all Amgen Optioned Products sold by the Selling Party during the Royalty Term for such Amgen Optioned Product.

8.2.2 Additional Amgen Royalty Rate. In further consideration for the licenses granted hereunder, Amgen shall pay to Kite the additional royalties set forth in the following table on annual Net Sales of such Amgen Product sold by a Selling Party during the applicable Royalty Term for such Amgen Product:

Territory	Royalty Rate
Net Sales in the U.S.	[…***…]
Net Sales outside the U.S.	[…***…]

Provided, however, that a portion of the above royalty rates ([…***…] percentage points of the […***…]% royalty owed in the U.S. and […***…] percentage points of the […***…]% owed outside the U.S.) shall be reduced to the extent that the royalties owed by Kite under that certain License Agreement by and between Kite and Cabaret Biotech Ltd, dated as of December 12, 2013 (the “Cabaret License”) on sales of Amgen Products are reduced for the U.S. or countries outside the U.S., as the case may be, whether due to expiration or invalidity of the patents licensed thereunder, or otherwise, in proportion to such reduction.  For example, if the royalties owed by Kite under the Cabaret License are reduced in the U.S. by one-half of the amount owed thereunder as of the Signing Date, the royalty rate owed under this Section 8.2.2 (Additional Amgen Royalty Rate) on Net Sales in the U.S. of the applicable Amgen Product would be one-

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half of […***…]%, or […***…]%.  In addition, to the extent the Kite Patents set forth in Table B of Exhibit B (Kite IP) do not Cover the Exploitation of an Amgen Patent in the U.S. or in a country outside the U.S., the royalty rates applicable under this Section 8.2.2 (Additional Amgen Royalty Rate) shall be […***…] percentage points in the U.S., and by […***…] percentage point in a country outside the U.S., from the rates otherwise then in effect under this Section 8.2.2 (Additional Amgen Royalty Rate).

8.2.3 Royalty Term.  Royalties will be payable on a […***…] basis; any such payments shall be made within […***…] after the end of the […***…] during which the applicable Net Sales occurred.  The Paying Party’s obligation to pay royalties with respect to a particular Product in a particular country shall commence upon the First Commercial Sale of such Product in such country and shall expire on the later of (a) the date on which the Exploitation of such Product is no longer Covered by a Valid Claim of (i) a Kite Patent or Collaboration Patent (in the case of an Amgen Product) in such country or (ii) an Amgen Patent or Collaboration Patent (in the case of a Kite Product) in such country, (b) the loss of Regulatory Exclusivity for the Product in such country, or (c) the […***…] anniversary of the First Commercial Sale of the first Product in such Program in such country (the “Royalty Term”).

8.2.4 Single Royalty.  It is expressly agreed that to the extent a Party’s Product hereunder is composed of a product which either is directed against at least two Targets, both of which are Amgen Targets, in the case of Amgen, or Kite Targets, in the case of Kite, that only a single royalty would be owed on such Product, which royalty rate would be based upon the highest royalty rate applicable to either of such Amgen Targets, or Kite Targets, as applicable.

8.2.5 Royalty Reduction.  On a country-by-country and Product-by-Product basis, in the event that the Exploitation of a Product is not Covered by a Valid Claim of (a) a Kite Patent or Collaboration Patent (in the case of an Amgen Product) in such country or (b) an Amgen Patent or Collaboration Patent (in the case of a Kite Product) in such country, then the royalty rates set forth in Section 8.2.1 (Royalty Rate) with respect to Net Sales for such Product in such country shall be […***…] percent ([…***…]%), effective as of the date such Product is no longer Covered by a Valid Claim of (i) a Kite Patent or Collaboration Patent (in the case of an Amgen Product) in such country or (ii) an Amgen Patent or Collaboration Patent (in the case of a Kite Product) in such country.

8.2.6 Third-Party Intellectual Property.  In the event that a Third Party Controls intellectual property that is reasonably necessary for the Exploitation of a Product, then the Paying Party shall have the right (but not the obligation) to obtain such license to such Third Party intellectual property.  In such an event, […***…] percent ([…***…]%) of the royalties, milestones or other payments that the Paying Party actually pays to such Third Party for the Exploitation of such Product in a country during a calendar quarter may be credited against royalties otherwise payable by the Paying Party to the non-Paying Party under Section 8.2  (Royalties) for such Product in such country in such calendar quarter, subject to Section 8.2.7 (Maximum Reduction).

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8.2.7 Maximum Reduction.  The maximum aggregate reduction with respect to any Product in any calendar quarter during the applicable Royalty Term in any country pursuant to Sections 8.2.5 (Royalty Reduction) and 8.2.6 (Third-Party Intellectual Property) shall be […***…] percent ([…***…]%).

Section 8.3   Mutual Convenience of the Parties.  The royalty and other payment obligations set forth hereunder have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying royalties and other amounts required hereunder.

Section 8.4   No Other Compensation.  Other than as explicitly set forth in this Agreement or in connection with the supply of Amgen Products by Kite to Amgen pursuant to the applicable supply agreements, neither Party will be obligated to pay any additional fees, milestone payments, royalties or other payments of any kind to the other hereunder.

Section 8.5   Method of Payment.  Unless otherwise agreed by the Parties, all payments due from the Paying Party to other Party under this Agreement shall be paid in U.S. Dollars by wire transfer or electronic funds transfer of immediately available funds to the following accounts:

If Kite is the Paying Party:

Beneficiary Name:  […***…]

Beneficiary Account #:  […***…]

Bank Name: […***…]

ABA#: […***…]

Swift Code:  […***…]

If Amgen is the Paying Party:

Bank Name:       […***…]

Bank Address:   […***…]

Bank Contact:    […***…]

ABA:                      […***…]

Account Name: […***…]

Account No.:      […***…]

Either Party may change the accounts listed above with thirty (30) days written notice to the Paying Party.  On a Target-by-Target basis, after the First Commercial Sale of the first Product to such Target and until expiration of the last applicable Royalty Term, the Paying Party shall prepare and deliver to the other Party royalty reports of the sale of Products to such Target by the Selling Parties for each […***…] within […***…] specifying in the aggregate and on a Product-by-Product and country-by-country basis: (a) total gross amounts for Products sold or otherwise disposed of by a Selling Party; (b) amounts deducted by category in accordance with Section 1.86  (“Net Sales”) from gross amounts to calculate Net Sales; (c) Net Sales; and (d) royalties payable.

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Section 8.6   Currency Conversion.  In the case of sales outside the United States, payments received by the Paying Party will be expressed in the U.S. Dollar equivalent calculated on a quarterly basis in the currency of the country of sale and converted to their U.S. Dollar equivalent using the average rate of exchange over the applicable calendar quarter to which the sales relate, in accordance with GAAP and the then current standard methods of the Paying Party or the applicable Sublicensee, to the extent reasonable and consistently applied; provided, however, that if, at such time, the Paying Party does not use a rate for converting into U.S. Dollar equivalents that is maintained in accordance with GAAP, then the Paying Party shall use a rate of exchange which corresponds to the rate of exchange for such currency reported in The Wall Street Journal, Internet U.S. Edition at www.wsj.com, as of the last day of the applicable reporting period (or, if unavailable on such date, the first date thereafter on which such rate is available).  The Paying Party will inform the other Party as to the specific exchange rate translation methodology used for a particular country or countries.

Section 8.7   Late Payments.  In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the day following the due date thereof, calculated at the annual rate of […***…] quoted by The Wall Street Journal, Internet U.S. Edition at www.wsj.com on the date said payment is due, the interest being compounded on the last day of each calendar quarter; provided, however, that in no event shall said annual interest rate exceed the maximum rate permitted by Law. Each such payment when made shall be accompanied by all interest so accrued.  Said interest and the payment and acceptance thereof shall not negate or waive the right of any Party to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to termination of this Agreement as set forth in Article 13 (Term & Termination).

Section 8.8   Records and Audits.  The Paying Party will keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Net Sales generated in the then current calendar year and payments required under this Agreement (or Kite with respect to any costs and expenses payable by Amgen hereunder), and during the preceding […***…]. The non-Paying Party (or Amgen with respect to any costs and expenses payable by Amgen hereunder) (the “Auditing Party”) will have the right, once annually at its own expense, to have a nationally recognized, independent, certified public accounting firm, selected by it and subject to the Paying Party’s (or Kite’s with respect to any costs and expenses payable by Amgen hereunder) prior written consent (which shall not be unreasonably withheld), review any such records of the Paying Party (or Kite with respect to any costs and expenses payable by Amgen hereunder) and its Affiliates and Sublicensees (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than thirty (30) days’ prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Section 8.2  (Royalties) within the […***…] period preceding the date of the request for review.  No calendar year will be subject to audit under this Section 8.8  (Records and Audits) more than once. The Audited Party will receive a copy of each such report concurrently with receipt by the Auditing Party. Should such inspection lead to the discovery of a discrepancy to the Auditing Party’s detriment, the Audited Party will, within […***…] after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy together with interest at the rate set forth in Section 8.7  (Late Payments).  The Auditing Party will pay the full cost of the review unless the underpayment of amounts due to the Auditing

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Party is […***…] percent ([…***…]%) of the amount due for the entire period being examined, in which case the Audited Party will pay the cost charged by such accounting firm for such review. Should the audit lead to the discovery of a discrepancy to the Audited Party’s detriment, the Audited Party may credit the amount of the discrepancy, without interest, against future payments payable to the Auditing Party under this Agreement, and if there are no such payments payable, then the Auditing Party shall pay to the Audited Party the amount of the discrepancy, without interest, within […***…] of the Auditing Party’s receipt of the report.

Section 8.9   Taxes.

8.9.1 Withholding.  In the event that any Law requires the Paying Party to withhold taxes with respect to any payment to be made by the Paying Party pursuant to this Agreement, the Paying Party will notify the non-Paying Party of such withholding requirement prior to making the payment to the non-Paying Party and provide such assistance to the non-Paying Party, including the provision of such standard documentation as may be required by a tax authority, as may be reasonably necessary in the non-Paying Party’s efforts to claim an exemption from or reduction of such taxes.  The Paying Party will, in accordance with such Law withhold taxes from the amount due, remit such taxes to the appropriate tax authority, and furnish the non-Paying Party with proof of payment of such taxes within […***…] following the payment.   If taxes are paid to a tax authority, the Paying Party shall provide reasonable assistance to the non-Paying Party to obtain a refund of taxes withheld, or obtain a credit with respect to taxes paid.

8.9.2 VAT.  All payments due to the non-Paying Party from the Paying Party pursuant to this Agreement shall be paid exclusive of any value-added tax (“VAT”) (which, if applicable, shall be payable by the Paying Party upon receipt of a valid VAT invoice).  If the non-Paying Party determines that it is required to report any such tax, the Paying Party shall promptly provide the non-Paying Party with applicable receipts and other documentation necessary or appropriate for such report.  For clarity, this Section 8.9.2 (VAT) is not intended to limit the Paying Party’s right to deduct value-added taxes in determining Net Sales.

Article 9.  INTELLECTUAL PROPERTY AND PATENT RIGHTS

Section 9.1   Intellectual Property Ownership.

9.1.1 Background IP. Each Party will own all right, title and interest in its Background IP.

9.1.2 Collaboration IP. Ownership of Collaboration IP shall follow inventorship.  Inventorship will be determined according to United States Patent Law (without reference to any conflict of law principles).  Amgen, on behalf of itself and its Affiliates, hereby grants and agrees to grant to Kite a fully paid up, perpetual, worldwide, non-exclusive license, with a right to grant sublicenses, under Collaboration IP solely owned by it, solely to the extent such Collaboration IP claims an Improvement to Kite Platform Technology, to Exploit such Improvement to Kite Platform Technology for all purposes.

9.1.3 Joint IP. Except as expressly provided in this Agreement, it is understood that neither Party will have any obligation to obtain any approval or consent of, nor pay a share

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of the proceeds to or account to, the other Party to practice, enforce, license, assign or otherwise exploit inventions or intellectual property owned jointly by the Parties hereunder, including any Collaboration IP, and each Party hereby waives any right it may have under the laws of any jurisdiction to require such approval, consent or accounting.  Each Party agrees to cooperate with the other Party, as reasonably requested, and to take such actions as may be required to give effect to this Section 9.1.3 (Joint IP) in a particular country within the Territory.  Notwithstanding the foregoing, Amgen shall retain all rights to […***…].

Section 9.2   Patent Prosecution.

9.2.1 Kite Patent(s). Kite will be solely responsible, at its own cost, for preparing, filing, prosecuting (including, but not limited to provisional, reissue, continuing, continuation-in-part, and substitute applications and any foreign counterparts thereof), and maintaining all Kite Patents and conducting any interferences and oppositions or similar proceedings relating to Kite Patents.  Amgen acknowledges and agrees that (a) neither Kite nor any of its Affiliates will have any liability of any kind relating to the preparation, filing, prosecution and maintenance of Kite Patent Rights as provided in this Section 9.2.1 (Kite Patent(s)); and (b) as between the Parties, Kite and its Affiliates have the right to cease all activities relating to the preparation, filing, prosecution or maintenance of any Kite Patent Rights as provided in this Section 9.2.1 (Kite Patent(s)) for any reason, in which case Kite will promptly inform Amgen of such planned cessation.

9.2.2 Amgen Patent(s). Amgen will be solely responsible, at its own cost, for preparing, filing, prosecuting (including, but not limited to provisional, reissue, continuing, continuation-in-part, and substitute applications and any foreign counterparts thereof), and maintaining all Amgen Patents and conducting any interferences and oppositions or similar proceedings relating to Amgen Patents.  Kite acknowledges and agrees that (a) neither Amgen nor any of its Affiliates will have any liability of any kind relating to the preparation, filing, prosecution and maintenance of Amgen Patent Rights as provided in this Section 9.2.2 (Amgen Patent(s)); and (b) as between the Parties, Amgen and its Affiliates have the right to cease all activities relating to the preparation, filing, prosecution or maintenance of any Amgen Patent Rights as provided in this Section 9.2.2 (Amgen Patent(s)) for any reason, in which case Amgen will promptly inform Kite of such planned cessation.

9.2.3 Collaboration Patents.  Kite will be primarily responsible, at its own cost, for preparing, filing, prosecuting (including, but not limited to provisional, reissue, continuing, continuation-in-part, and substitute applications and any foreign counterparts thereof), and maintaining all Patent Rights constituting (a) Collaboration Patents that solely claim Improvements to Kite Platform Technology (regardless of ownership), (b) Collaboration Patents that both (i) solely claim Collaboration Know-How (regardless of ownership) generated during the applicable Preclinical Development Term and (ii) solely Cover Kite Products, or (c) Collaboration Patents that solely claim Collaboration Know-How generated solely by Kite after the applicable Preclinical Development Term, and in each case, conducting any interferences and oppositions or similar proceedings relating to such Patent Rights.  Amgen will be primarily responsible, at its own cost, for preparing, filing, prosecuting (including, but not limited to provisional, reissue, continuing, continuation-in-part, and substitute applications and any foreign counterparts thereof), and maintaining all other Patent Rights constituting Collaboration Patents

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and conducting any interferences and oppositions or similar proceedings relating to such Patent Rights. The filing Party will provide the non-filing Party with copies of and an opportunity to review and comment upon the text of the applications relating to the applicable Collaboration Patents at least […***…] before filing; provided, however, that if it is not reasonably practicable to provide such application in such […***…] period, then the filing Party will provide either a draft copy of such application or a statement of intent to file such application in such […***…] period.  The filing Party will provide the non-filing Party with a copy of each submission made to and document received from a patent authority, court or other tribunal regarding any Collaboration Patent reasonably promptly after making such filing or receiving such document, including a copy of each application for each Collaboration Patent as filed together with notice of its filing date and application number.  The filing Party will keep the non-filing Party advised of the status of all material communications, and actual and prospective filings or submissions regarding the Collaboration Patents, and will give the non-filing Party copies of and an opportunity to review and comment on any such material communications, filings and submissions proposed to be sent to any patent authority or judicial body.  The filing Party will consider in good faith the non-filing Party’s comments on such communications, filings and submissions for the Collaboration Patents.  With respect to any filings or other materials provided to the non-filing Party under this Section 9.2.3 (Collaboration Patents), the filing Party will have the right to redact information relating to any product other than Products or any Know-How other than Collaboration Know-How from any such filings and materials.  In the event either Party declines to file, prosecute or maintain any of the foregoing Patent Rights, elects to allow any Patent Rights to lapse in any country, or elects to abandon any Patent Rights (in each case to the extent contained in the Collaboration Patents) before all appeals within the respective patent office have been exhausted (each, an “Abandoned Patent Right”), then: (i) such Party shall provide the other Party with reasonable notice of such decision so as to permit the non-abandoning Party to decide whether to file, prosecute or maintain such Abandoned Patent Rights and to take any necessary action (which notice shall, in any event, be given no later than […***…] prior to the next deadline for any action that may be taken with respect to such Abandoned Patent Right with the U.S. Patent & Trademark Office or any foreign patent office); (ii) the non-abandoning Party, at the non-abandoning Party’s expense, may assume control of the filing, prosecution or maintenance of such Abandoned Patent Rights, except for Collaboration Patents that solely cover Improvements to the Kite Platform Technology that Kite has determined, in its reasonable discretion, not to file in light of the impact of such filings on Kite’s overall patent strategy with respect to the Kite Platform Technology; (iii) the non-abandoning Party shall have the right, at its expense, to transfer the responsibility for such filing, prosecution and maintenance of such Abandoned Patent Rights to patent counsel (outside or internal) selected by the non-abandoning Party; and (iv) the abandoning Party shall, at the non-abandoning Party’s reasonable request and at the non-abandoning Party’s expense, assist and cooperate in the filing, prosecution and maintenance of such Abandoned Patent Rights.

Section 9.3   Patent Term Extensions.  The Parties will cooperate with each other in gaining Patent Right term extension where applicable to Amgen Products and Kite Products and in the case of any disagreement, Amgen would have the final say as to term extension for any Patent Right claiming the composition or method of use of an Amgen Product, and Kite would have the

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final say as to term extension for any Patent Right claiming the composition or method of use of a Kite Product.

Section 9.4   Defense and Settlement of Third Party Claims.  If either (a) any Amgen Product or Kite Product Exploited by or under authority of either Party becomes the subject of a Third Party’s claim or assertion of infringement of a patent, or (b) if a declaratory judgment action is brought naming either Party as a defendant and alleging invalidity of any of the Patent Rights contained in Collaboration Patents, Kite Patents or Amgen Patents, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action.  Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”).  None of the Parties shall enter into any settlement of any claim described in this Section 9.4  (Defense and Settlement of Third Party Claims) that admits to the invalidity or unenforceability of any Patent Right Controlled by the other Party (or otherwise effects the scope, validity or enforceability of such Patent Right), incurs any financial liability on the part of any other Party or requires an admission of liability, wrongdoing or fault on the part of the other Party without such other Party’s written consent.  In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and expense.  Additionally, if the Defending Party is not the Party that Controls the Patent Right in question, then the other Party has the right to join any such action.

Section 9.5   Enforcement.

9.5.1 Notice of Infringement.  The Parties hereto shall inform each other promptly of any infringement or colorable cause of action for infringement of any Patent Right within the Collaboration Patents, Kite Patents or Amgen Patents, and the Parties shall promptly confer to consider the best appropriate course of action.

9.5.2 Kite Enforcement.  In the event that such infringement or alleged infringement is with respect to a product that has the same primary mechanism of action as a Kite Product, then Kite shall have the right to enforce the following Patent Rights against any such infringement or alleged infringement thereof – with respect to (i) a Kite Patent, such right shall be a sole right, (ii) (a) Amgen Patents and/or (b) Collaboration Patents that Cover Amgen Products (other than Collaboration Patents that Cover an Improvement to the Kite Platform Technology), such right shall require the prior written consent of Amgen, (iii) any Patent Right within the Collaboration Patents generated by Kite (whether solely by Kite or jointly with Amgen) that solely covers an Improvement to the Kite Platform Technology, such right shall not require the prior written consent of Amgen; and (iv) any Patent Right within the Collaboration Patents that does not Cover Amgen Products, such right shall not require the prior written consent of Amgen.  Kite shall at all times keep Amgen informed as to the status thereof.  In such case, Kite may, at its own expense, institute suit against any infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 9.5.5 (Recoveries).  Amgen shall reasonably cooperate in any such litigation at Kite’s expense.  Kite shall not enter into any settlement of any claim described in this Section 9.5.2 (Kite Enforcement) that admits to the invalidity or unenforceability of any Amgen Patents or

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Collaboration Patents (or otherwise effects the scope, validity or enforceability of such Amgen Patents or Collaboration Patents), incurs any financial liability on the part of Amgen or requires an admission of liability, wrongdoing or fault on the part of Amgen without Amgen’s prior written consent.  In the event that Kite does not elect to enforce any Patent Right within the Amgen Patents or Collaboration Patents, then Amgen shall be entitled to do so, unless Kite has a good faith belief that Amgen’s enforcement of such Patent Rights would be reasonably likely to jeopardize the Exploitation of a Kite Product.  Amgen shall not enter into any settlement of any claim described in this Section 9.5.2 (Kite Enforcement) that admits to the invalidity or unenforceability of any Collaboration Patents (or otherwise effects the scope, validity or enforceability of such Collaboration Patents), incurs any financial liability on the part of Kite or requires an admission of liability, wrongdoing or fault on the part of Kite without Kite’s prior written consent.

9.5.3 Amgen Enforcement.  In the event that such infringement or alleged infringement is with respect to a product that has the same primary mechanism of action as an Amgen Product, then Amgen shall have the right to enforce the following Patent Rights against any such infringement or alleged infringement thereof – with respect to (i) an Amgen Patent, such right shall be a sole right, (ii) (a) Kite Patents, (b) Collaboration Patents that Cover Kite Products, and (c) Collaboration Patents generated solely by Kite that solely Cover any Improvement to the Kite Platform Technology, such right shall require the prior written consent of Kite, and (iii) any Patent Right within the Collaboration Patents that does not Cover Kite Products (other than Collaboration Patents generated solely by Kite that solely Cover any Improvement to the Kite Platform Technology), such right shall not require the prior written consent of Kite.  Amgen shall at all times keep Kite informed as to the status thereof.  In such case, Amgen may, at its own expense, institute suit against any infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 9.5.5 (Recoveries).  Kite shall reasonably cooperate in any such litigation at Amgen’s expense.  Amgen shall not enter into any settlement of any claim described in this Section 9.5.3 (Amgen Enforcement) that admits to the invalidity or unenforceability of any Kite Patents or Collaboration Patents (or otherwise effects the scope, validity or enforceability of such Kite Patents or Collaboration Patents), incurs any financial liability on the part of Kite or requires an admission of liability, wrongdoing or fault on the part of Kite without Kite’s prior written consent.  In the event that Amgen does not elect to enforce any Patent Right within the Kite Patents or Collaboration Patents, then Kite shall be entitled to do so, unless Amgen has a good faith belief that Kite’s enforcement of such Patent Rights would be reasonably likely to jeopardize the Exploitation of an Amgen Product.  Kite shall not enter into any settlement of any claim described in this Section 9.5.3 (Amgen Enforcement) that admits to the invalidity or unenforceability of any Collaboration Patents (or otherwise effects the scope, validity or enforceability of such Collaboration Patents), incurs any financial liability on the part of Amgen or requires an admission of liability, wrongdoing or fault on the part of Amgen without Amgen’s prior written consent.

9.5.4 Progress Reporting.  The Party initiating any such enforcement action (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such enforcement action, and such other Party shall have the individual right to participate with

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counsel of its own choice at its own expense, except with respect to the enforcement of Kite Patents.

9.5.5 Recoveries.  Except as otherwise provided, the costs and expenses of the Party bringing suit under Section 9.5  (Enforcement) shall be borne by such Party, and any damages, settlements or other monetary awards recovered shall be shared as follows: (1) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs of each Party in connection with such action; and then (2) the remainder of the recovery shall be shared as follows:

(a)

If Kite is the Enforcing Party under Section 9.5.2 (Kite Enforcement) or Amgen is the Enforcing Party under Section 9.5.3 (Amgen Enforcement), then […***…] percent ([…***…]%) to the Enforcing Party (with such recovery being treated as Net Sales under this Agreement); and

(b)

If Kite is the Enforcing Party under Section 9.5.3 (Amgen Enforcement) or Amgen is the Enforcing Party under Section 9.5.2 (Kite Enforcement), […***…] percent ([…***…]%) to the Enforcing Party and […***…] percent ([…***…]%) to the non-Enforcing Party.

9.5.6 Kite Patents.  Notwithstanding anything to the contrary herein, Amgen shall have no right to enforce any Kite Patent unless and until Kite consents to such enforcement in writing, such consent to be given in Kite’s sole discretion.

Section 9.6   Kite Discussions regarding Third Party Intellectual Property. If, during the Term, Kite is in discussions with a Third Party regarding the acquisition, license or other access to intellectual property rights of such Third Party which are directly relevant to one or more Amgen Targets or Amgen Products, and such acquisition, license or other access does not include rights to use such intellectual property to Exploit Amgen Products, Kite will inform Amgen of such discussions and discuss with Amgen expanding the scope of such acquisition, license or other access to such intellectual property rights to include the right to use such intellectual property to Exploit Amgen Products, and the costs for such expansion.  If Amgen and Kite do not agree to the appropriate costs of such expansion, no such intellectual property rights shall be subject to the terms of this Agreement.

Article 10.  REPRESENTATIONS

Section 10.1   Mutual Warranties.  As of the Signing Date, each of Amgen and Kite represent and warrant that:

(a)

it is duly organized and validly existing under the Law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)

it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and

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(c)

this Agreement is legally binding upon it and enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable Law.

Section 10.2   Additional Kite Warranties.  As of the Signing Date, Kite warrants to Amgen that:

(a)

Kite has full legal or beneficial title and ownership of, or an exclusive license to, the Kite Patents listed on Exhibit B (Kite IP) as is necessary to grant the licenses (or sublicenses) to Amgen to such Kite Patents that Kite purports to grant pursuant to this Agreement;

(b)

Exhibit B (Kite IP) is a complete and accurate list of all Patent Rights (i) owned by Kite or its Affiliates and (ii) to which Kite or its Affiliates have rights, in each case that claim or cover Kite Platform Technology;

(c)	Kite has the rights necessary to grant the licenses to Amgen to Kite Licensed Know-How that Kite purports to grant pursuant to this Agreement;
(d)

The Kite Patents owned by Kite are not subject to, and to Kite’s knowledge the Kite Patents licensed to Kite are not subject to, any liens or encumbrances and Kite has not granted to any Third Party any rights or licenses under such Patent Rights or Kite Licensed Know-How that would conflict with the licenses granted to Amgen hereunder.  Except as expressly identified on Exhibit B (Kite IP), none of the Kite Patents are in-licensed by Kite.  No patent application or registration within the Kite Patents is subject of any pending interference, opposition, cancellation or patent protest;

(e)

Table A of Exhibit B (Kite IP) lists all Third Party licenses and agreements pursuant to which Kite or its Affiliates has obtained rights to Kite Patents and Kite Licensed Know-How, and Kite has shared with Amgen complete and accurate copies of all such licenses and agreements;

(f)	No Third Party has made any claim or allegation to Kite or its Affiliates in writing that a Third Party has any right or interest in or to the Kite Patents listed on Exhibit B (Kite IP); and
(g)

Kite has no knowledge of any claim or litigation that has been brought or threatened in writing by any Third Party alleging that (i) the Kite Patents are invalid or unenforceable or (ii) the manufacture, use, sale, offer for sale, or importation of the Amgen Products (based upon the Amgen Targets existing as of the Signing Date) or products made using Kite Platform Technology infringes or misappropriates or would infringe or misappropriate any right of any Third Party.

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Section 10.3   Additional Amgen Warranties.  As of the Signing Date, Amgen warrants to Kite that:

(a)

Amgen has full legal or beneficial title and ownership of, or an exclusive license to, the Amgen Patents as is necessary to grant the licenses (or sublicenses) to Kite to such Amgen Patents that Amgen purports to grant pursuant to this Agreement;

(b)

The Amgen Patents owned by Amgen are not subject to, and to Amgen’s knowledge the Amgen Patents licensed to Amgen are not subject to, any liens or encumbrances and Amgen has not granted to any Third Party any rights or licenses under such Patent Rights that would conflict with the licenses granted to Kite hereunder.  No patent application or registration within the Amgen Patents is subject of any pending interference, opposition, cancellation or patent protest;

(c)	No Third Party has made any claim or allegation to Amgen or its Affiliates in writing that a Third Party has any right or interest in or to the Amgen Patents; and
(d)

Amgen has no knowledge of any claim or litigation that has been brought or threatened in writing by any Third Party alleging that (i) the Amgen Patents are invalid or unenforceable or (ii) the manufacture, use, sale, offer for sale, or importation of the Kite Products (based upon the Kite Targets existing as of the Signing Date) infringes or misappropriates or would infringe or misappropriate any right of any Third Party.

Section 10.4   Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 10 (REPRESENTATIONS), NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN OBTAINING ANY PATENT RIGHTS, OR THAT ANY PATENTS WILL ISSUE BASED ON A PENDING APPLICATION.  WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE PRODUCTS WILL BE SUCCESSFUL, IN WHOLE OR IN PART.

Section 10.5   Mutual Covenants.  Each Party covenants to the other Party that:

(a)

it will use its commercially reasonable best efforts to conduct, and will cause its contractors to conduct, all preclinical and clinical studies for Amgen Products and Kite Products, as applicable, and manufacturing of such products, in accordance with (i) all U.S. Laws and the Laws of the country in which such clinical studies are conducted, and (ii) the known or published standards of the FDA and the Regulatory Authority in such country.  Neither such Party, nor any officer, employee or agent of such

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Party, will knowingly make an untrue statement of a material fact to any Regulatory Authority with respect to Amgen Products and Kite Products, as applicable (whether in any submission to such Regulatory Authority or otherwise), and neither will knowingly fail to disclose a material fact required to be disclosed to any Regulatory Authority with respect to such products;

(b)

it will not knowingly  use in connection with any Preclinical Development activities or Program activities hereunder any employee, contractor, investigator or consultant that has been debarred by the FDA (or subject to a similar sanction of a Regulatory Authority), or that is subject of an FDA debarment investigation or proceeding (or similar proceeding of a Regulatory Authority);

(c)	it will not grant to any Third Party any right or license, or enter into any agreement, that would conflict with the licenses and rights granted to the other Party hereunder;
(d)

in connection with its activities hereunder, it shall use its commercially reasonable best efforts to comply with all applicable (i) U.S. Laws prohibiting the re-export, directly or indirectly, of certain controlled U.S.-origin items without a license to parties located in certain countries or appearing on certain U.S. Government lists of restricted parties; (ii) U.S. Laws prohibiting participation in non-U.S. boycotts that the United States does not support; and (iii) U.S. Laws prohibiting the sale of products to parties from any country subject to U.S. economic sanctions or who are identified on related U.S. Government lists of restricted parties; and

(e)

as of the Effective Date to and through the expiration or termination of this Agreement, (1) it, and, to the best of its knowledge, its owners, directors, officers, employees, or any agent, representative, subcontractor or other third party acting for or on such its behalf, shall not, directly or indirectly, offer, pay, promise to pay, or authorize such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business through any improper advantage in connection with this Agreement, or that would otherwise violate any applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption, and (2) that its books, accounts, records and invoices related to this Agreement or related to any work conducted for or on behalf of the other Party are and will be complete and accurate in all material respects.  Each Party may request from time to time that the other Party complete a compliance certification regarding the foregoing.

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Article 11.  INDEMNIFICATION

Section 11.1   Indemnity.

11.1.1 By Amgen.  Amgen agrees to defend Kite and its (and its Affiliates’) directors, officers, employees and agents (the “Kite Indemnified Parties”) at Amgen’s cost and expense, and will indemnify and hold Kite and the other Kite Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (including legal fees and expenses) (collectively, “Losses”) to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (a) the negligence or willful misconduct of Amgen or its Affiliates in connection with its activities under this Agreement, (b) the material breach of this Agreement or the representations, warranties and covenants made hereunder by Amgen, or (c) the Exploitation of any Amgen Product by or on behalf of Amgen, its Affiliates, or their respective Sublicensees (including from product liability and intellectual property infringement claims); except, in each case, to the extent such Losses result from clause (a), (b), or (c) of Section 11.1.2 (By Kite).  In the event of any such claim against the Kite Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (x) Kite promptly notifying Amgen in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligations of Amgen except to the extent Amgen is actually prejudiced thereby) and (y) Kite granting Amgen sole management and control, at Amgen’s sole expense, of the defense of the claim and its settlement (provided, however, that Amgen shall not settle any such claim without the prior written consent of Kite if such settlement does not include a complete release from liability or if such settlement would involve Kite undertaking an obligation (including the payment of money by a Kite Indemnified Party), would bind or impair a Kite Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Kite or this Agreement is invalid, narrowed in scope or unenforceable), and (z) the Kite Indemnified Parties cooperating with Amgen (at Amgen’s expense).  The Kite Indemnified Parties may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

11.1.2 By Kite.  Kite agrees to defend Amgen and its (and its Affiliates’) directors, officers, employees and agents (the “Amgen Indemnified Parties”) at Kite’s cost and expense, and will indemnify and hold Amgen and the other Amgen Indemnified Parties harmless from and against any Losses to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (a) the negligence or willful misconduct of Kite, its Affiliates, or their respective Sublicensees in connection with its activities under this Agreement, (b) the material breach of this Agreement or the representations, warranties and covenants made hereunder by Kite, or (c) the Exploitation of any Kite Product by or on behalf of Kite, its Affiliates, or their respective Sublicensees (including from product liability and intellectual property infringement claims); except, in each case, to the extent such Losses result from clause (a), (b), or (c) of Section 11.1.1 (By Amgen).  In the event of any such claim against the Amgen Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (x) Amgen promptly notifying Kite in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligation of Kite except to the extent Kite is actually prejudiced thereby) and (y) Amgen granting Kite shall sole management and control, at Kite’s sole expense, the defense of the claim and its settlement

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(provided, however, that Kite shall not settle any such claim without the prior written consent of Amgen if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by an Amgen Indemnified Party), would bind or impair an Amgen Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Amgen or this Agreement is invalid, narrowed in scope or unenforceable), and (z) the Amgen Indemnified Parties cooperating with Kite (at Kite’s expense).  The Amgen Indemnified Parties may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

Section 11.2   LIMITATION OF DAMAGES.  IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 11.2 (LIMITATION OF DAMAGES) SHALL NOT APPLY WITH RESPECT TO (A) ANY BREACH OF ARTICLE 12 (CONFIDENTIALITY) OR (B) THE INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY.  NOTHING IN THIS SECTION 11.2 (LIMITATION OF DAMAGES) IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER THIS ARTICLE 11 (INDEMNIFICATION) WITH RESPECT TO ANY DAMAGES PAID BY THE OTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM.

Section 11.3   Insurance.  Each of the Parties will, at their own respective expense (and not subject to cost sharing hereunder) procure and maintain during the Term, insurance policies adequate to cover their obligations hereunder and consistent with the normal business practices of prudent biopharmaceutical companies of similar size and scope (or reasonable self-insurance sufficient to provide materially the same level and type of protection).  Such insurance will not create a limit to either Party’s liability hereunder.

Article 12.  CONFIDENTIALITY

Section 12.1   Confidential Information.

12.1.1 Confidential Information.  Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”), and Receiving Party may acquire during the course and conduct of activities under this Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement.  The term “Confidential Information” will mean all ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing of Third Parties. Disclosure of Confidential Information under this agreement, including the transfer of material between the Parties or the sublicensees and contractors, shall be a private disclosure and not a commercial sale of the material.

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12.1.2 Restrictions.  During the Term and for […***…] thereafter, Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care).  Receiving Party will not use Disclosing Party’s Confidential Information except for in connection with the performance of its obligations and exercise of its rights under this Agreement.  Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent, to the extent and only to the extent reasonably necessary, to Receiving Party’s Affiliates and their employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are required to comply with the restrictions on use and disclosure in this Section 12.2.1 (Restrictions).  Receiving Party will use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Section 12.1.2 (Restrictions).  Receiving Party assumes responsibility for those entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

12.1.3 Exceptions.  Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate that the Disclosing Party’s Confidential Information:  (a) was known to Receiving Party or any of its Affiliates prior to the time of disclosure; (b) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (c) is obtained by Receiving Party or any of its Affiliates from a Third Party under no obligation of confidentiality to Disclosing Party; or (d) has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the use of Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.

12.1.4Permitted Disclosures.  Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a)	in order to comply with applicable law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding;
(b)

in connection with prosecuting or defending litigation, Marketing Approvals and other regulatory filings and communications, and filing, prosecuting and enforcing Patent Rights in connection with Receiving Party’s rights and obligations pursuant to this Agreement; and

(c)

in connection with exercising its rights hereunder, to its Affiliates; potential and future collaborators, licensees or sublicensees and vendors; potential and permitted acquirers or assignees; and potential investment bankers, investors and lenders;

provided, however, that (1) with respect to Sections 12.1.4(a) or 12.1.4(b), where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant thereto

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sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to Section 12.1.4(c), each of those named people and entities are required to comply with the restrictions on use and disclosure in Section 12.1.2 (Restrictions) (other than investment bankers, investors and lenders, which must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

Section 12.2   Terms of this Agreement; Publicity.

12.2.1 Restrictions.  The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 12.1.4 (Permitted Disclosures) or as required under the Cabaret License.  Except as required by Law, and except for the press release attached hereto as Exhibit F (Press Release) to be issued on or after the Signing Date, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party not to be unreasonably withheld (or as such consent may need to be obtained in accordance with Section 12.2.2 (Review) or Section 12.3  (Publications)).

12.2.2 Review.  In the event either Party (the “Issuing Party”) desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the Issuing Party will provide the other Party (the “Reviewing Party”) with a copy of the proposed press release or public statement (the “Release”).  The Issuing Party will specify with each such Release, taking into account the urgency of the matter being disclosed, a reasonable period of time within which the Receiving Party may provide any comments on such Release (but in no event less than […***…]). If the Receiving Party provides any comments, the Parties will consult on such Release and work in good faith to prepare a mutually acceptable Release. Either Party may subsequently publicly disclose any information previously contained in any Release, provided, however, that the other Party provided its written consent hereto as stated in 12.2.1 (Restrictions).  For the avoidance of doubt (and notwithstanding anything contained in this Agreement to the contrary), (a) Kite, in its sole discretion, may make disclosures relating to the development or commercialization of a Kite Product, including the results of research and any clinical trial conducted by Kite or any health or safety matter related to a Kite Product, and (b) Amgen, in its sole discretion, may make disclosures relating to the development or commercialization of an Amgen Product, including the results of research and any clinical trial conducted by Amgen or any health or safety matter related to an Amgen Product.

Section 12.3   Publications. Kite will have the sole right to publish and make scientific presentations with respect to Kite Platform Technology and Kite Products, and to issue press releases (except with respect to the terms of this Agreement, which is governed by Section 12.2  (Terms of this Agreement; Publicity)) or make other public disclosures regarding any such Kite Platform Technology and Kite Products, and Amgen will not do so without Kite’s prior written consent, except as required by Law; provided, however, that any publication or presentation to be made by Kite that names Amgen will require the prior consent of Amgen.  Amgen will have the sole right to publish and make scientific presentations with respect to Amgen Products, and

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to issue press releases (except with respect to the terms of this Agreement, which is governed by Section 12.2  (Terms of this Agreement; Publicity)) or make other public disclosures regarding any such Amgen Products, and Kite will not do so without Amgen’s prior written consent, except as required by Law; provided, however, that any publication or presentation to be made by Amgen that names Kite will require the prior consent of Kite.  The Party that is entitled hereunder to make a publication or presentation (the “Publishing Party”) will deliver to the other Party (the “Non-Publishing Party”) a copy of any proposed written publication or outline of presentation to be made by the Publishing Party in advance of submission for publication or presentation at least […***…] in advance of submission (or, where a copy of such publication or presentation is not available at such time, a draft or outline of such publication or a description of such presentation), and the Non-Publishing Party will have the right to: (i) require a delay in submission of not more than […***…] to enable patent applications protecting any product; and (ii) prohibit disclosure of any of its Confidential Information in any such proposed publication or presentation.  If there is any dispute between the Parties with regard to a proposed publication, presentation or other communication regarding this Agreement, such dispute shall be referred to the JSC for resolution.

Section 12.4   Relationship to the Confidentiality Agreement.  This Agreement supersedes that certain Confidential Disclosure Agreement between the Parties dated March 3, 2014; provided, however, that all “Confidential Information” disclosed or received by the Parties thereunder will be deemed “Confidential Information” hereunder and will be subject to the terms and conditions of this Agreement.

Section 12.5   Attorney-Client Privilege.  Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable Law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections.  The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.

Article 13.  TERM & TERMINATION

Section 13.1   Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date, and unless terminated earlier as provided in this Article 13 (Term & Termination), shall continue in full force and effect until, on a Target-by-Target basis, expiration of the last-to-expire Royalty Term for any Product directed against such Target in the Territory.  Upon expiration of this Agreement with respect to a particular Target, the licenses granted to Kite by Amgen under this Agreement to Exploit Kite Products directed against such Kite Target shall be fully paid-up, irrevocable and non-exclusive, and the licenses granted to Amgen by Kite under this Agreement to Exploit Amgen Products to such Amgen Target shall be fully paid-up, irrevocable and non-exclusive.

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Section 13.2   Termination by Amgen.

13.2.1 Kite Breach.  Amgen will have the right to terminate this Agreement, either on a Target-by-Target basis or in full, upon delivery of written notice to Kite in the event of any material breach by Kite of any material term or condition of this Agreement, provided, however, that such termination will not be effective if such breach has been cured within […***…] after written notice thereof is given by Amgen to Kite specifying in reasonable detail the nature of the alleged breach.  Notwithstanding the foregoing in this Section 13.2.1 (Kite Breach), in the event of a good faith dispute as to whether any such material breach has occurred, including any good faith dispute as to any payment due under this Agreement, the foregoing cure period with respect thereto will be tolled pending resolution of such dispute in accordance with the terms of this Agreement; provided that, if such dispute relates to payment, such tolling of the cure period will only apply with respect to payment of the disputed amounts, and not with respect to any undisputed amount.

13.2.2 Amgen Discretionary Termination.   On an Amgen Target-by-Amgen Target basis, at any time prior to the Initiation of the first Phase 1 Clinical Trial for the first Amgen Product directed against such Amgen Target, Amgen will have the right to terminate this Agreement with respect to such Amgen Target […***…] after delivery of written notice to Kite thereof.  On an Amgen Target-by-Amgen Target basis, at any time after the Initiation of the first Phase 1 Clinical Trial for the first Amgen Product to such Amgen Target, Amgen will have the right to terminate this Agreement with respect to such Amgen Target […***…] after delivery of written notice to Kite thereof.  Following any notice of termination by Amgen under this Section 13.2.2 (Amgen Discretionary Termination), Amgen shall have no further obligation pursuant to Section 7.3  (Diligence) to further Exploit any Amgen Products directed against such terminated Amgen Target, however, Amgen shall use its reasonable efforts to facilitate a smooth, orderly and prompt transition from Amgen to Kite of any Amgen Products against such Amgen Target Controlled by Amgen prior to the effective date of termination of this Agreement with respect to such Amgen Target.

Section 13.3   Termination by Kite.

13.3.1 Amgen Breach.  Kite will have the right to terminate this Agreement, either on a Target-by-Target basis or in full, upon delivery of written notice to Amgen in the event of any material breach by Amgen of any material term or condition of this Agreement, provided, however, that such termination will not be effective if such breach has been cured within […***…] after written notice thereof is given by Kite to Amgen specifying in reasonable detail the nature of the alleged breach.  Notwithstanding the foregoing in this Section 13.3.1 (Amgen Breach), in the event of a good faith dispute as to whether any such material breach has occurred, including any good faith dispute as to any payment due under this Agreement, the foregoing cure period with respect thereto will be tolled pending resolution of such dispute in accordance with the terms of this Agreement; provided that, if such dispute relates to payment, such tolling of the cure period will only apply with respect to payment of the disputed amounts, and not with respect to any undisputed amount.

13.3.2 Kite Discretionary Termination.   On a Kite Target-by-Kite Target basis, at any time prior to the Initiation of the first Phase 1 Clinical Trial for the first Kite Product

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directed against such Kite Target, Kite will have the right to terminate this Agreement with respect to such Kite Target […***…] after delivery of written notice to Amgen thereof.  On a Kite Target-by-Kite Target basis, at any time after the Initiation of the first Phase 1 Clinical Trial for the first Kite Product to such Kite Target, Kite will have the right to terminate this Agreement with respect to such Kite Target […***…] after delivery of written notice to Amgen thereof.  Following any notice of termination by Kite under this Section 13.3.2 (Kite Discretionary Termination), Kite shall have no further obligation pursuant to Section 7.3  (Diligence) to further Exploit any Kite Products directed against such terminated Kite Target, however, Kite shall use its reasonable efforts to facilitate a smooth, orderly and prompt transition from Kite to Amgen of any Kite Products against such Kite Target Controlled by Kite prior to the effective date of termination of this Agreement with respect to such Kite Target.

Section 13.4   Termination Upon Bankruptcy.  Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within […***…] after the filing thereof, or if the other Party proposes or becomes a Party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors.

Section 13.5   Effects of Termination.  Upon termination of the Agreement pursuant to Section 13.2  (Termination by Amgen) or Section 13.3  (Termination by Kite), the following provisions shall apply in connection with the applicable terminated Target (or, if applicable, all Targets):

(a)

The Terminated Party will responsibly wind-down, in accordance with accepted biopharmaceutical industry norms and ethical practices, any on-going clinical studies for which it has responsibility hereunder in which patient dosing has commenced or, if reasonably practicable and not adverse to patient safety and requested by the Continuing Party, the Terminated Party shall complete such trials and the Continuing Party shall reimburse the Terminated Party its reasonable, out-of-pocket costs and internal labor costs at the FTE Rate associated therewith.  For the purpose of clarity, except as provided for above, the Terminated Party may wind-down any ongoing clinical trials prior to the date of termination in accordance with accepted biopharmaceutical industry norms and ethical practices and the Terminated Party will be responsible for any costs associated with such wind-down.  Any reagents of the Terminated Party relating to the applicable terminated Target shall be destroyed, or, at the request of the Continuing Party, transferred to the Continuing Party, at the Continuing Party’s expense.

(b)	A termination of this Agreement will automatically terminate any and all sublicenses granted by the Terminated Party pursuant to Section 4.3 (Sublicenses).
(c)	All rights and licenses granted by the Continuing Party to the Terminated Party in Article 4 (License Grant) will terminate, and the Terminated Party

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and its Affiliates, and Sublicensees will cease all Exploitation of any Products, except to the extent required or expressly permitted hereunder.
(d)

Upon the Continuing Party’s request within […***…] after receipt of the applicable termination notice, all Marketing Approvals and other regulatory filings and regulatory communications owned (in whole or in part) or otherwise controlled by the Terminated Party and its Affiliates, and Sublicensees, and all other documents reasonably relating to or reasonably necessary to further Exploit any Products, as such items exist as of the effective date of such termination (including all documents related to completed and ongoing clinical studies) will be assigned to the Continuing Party to the extent practicable (or, if not so assigned, the Terminated Party shall make the benefit of the foregoing reasonably available to the Continuing Party), and the Terminated Party will provide to the Continuing Party one (1) copy of the foregoing and all documents contained in or referenced in any such items, together with the raw and summarized data for any clinical studies (and where reasonably available, electronic copies thereof).  All expenses in relation to such assignment will be borne by the Continuing Party.  In the event of any failure to obtain assignment, the Terminated Party hereby consents and grants to the Continuing Party the right to access and reference (without any further action required on the part of the Terminated Party, whose authorization to file this consent with any Regulatory Authority is hereby granted) any such item.

(e)

Upon the Continuing Party’s request within […***…] after receipt of the applicable termination notice, the Terminated Party will grant, and hereby does grant, effective upon such request, to the Continuing Party and its Affiliates, and the Continuing Party and its Affiliates will (i) automatically have, a worldwide, exclusive license, with the right to grant sublicenses through multiple tiers, solely for use in Exploiting Products, under Know-How and Patent Rights that are Controlled by the Terminated Party or any of its Affiliates and Sublicensees prior to termination and that are solely related to Products and which are necessary for Exploiting Products, and (ii) automatically have, a worldwide, non-exclusive license, with the right to grant sublicenses through multiple tiers, solely for use in Exploiting Products, under Know-How and Patent Rights that are Controlled by the Terminated Party or any of its Affiliates and Sublicensees that are not solely related to Products but that directly relate to and are necessary for Exploiting Products. For the purpose of clarity, such license shall be effective only as of and after the effective date of such termination.  Notwithstanding the foregoing, in order to protect the confidentiality of proprietary manufacturing technology, the Terminated Party shall have the right to transfer any proprietary manufacturing information contained in such Know-How to a reputable, third-party contract manufacturer for provision of the relevant Product(s) to the Continuing Party, rather than transfer such manufacturing technology to the Continuing Party.

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Notwithstanding the foregoing, in the event that any of the foregoing Know-How or Patent Rights are not Controlled by the Terminated Party (or any of its Affiliates and Sublicensees) due to the fact that such party would be obligated to make any payments to a Third Party in connection with the grant of the foregoing licenses, then if the Continuing Party agrees to assume such payment obligations, and all other directly related contractual obligations under such license agreement due to the Third Party, such Know-How and Patent Rights shall be included in such license grant.

(f)

Upon the Continuing Party’s request within […***…] after receipt of the applicable termination notice, the Terminated Party will assign (or, if applicable, will cause its Affiliates or Sublicensees to assign) to the Continuing Party all of the Terminated Party’s (and such Affiliates’ and Sublicensees’) right, title and interest in and to any registered or unregistered trademarks or internet domain names that are specific to a Product worldwide, provided that such assignment is in accordance with the Terminated Party’s policy on trademarks (it being understood that the foregoing will not include any trademarks or internet domain names that contain the corporate or business name(s) of the Terminated Party).

(g)

Upon the Continuing Party’s request within […***…] after receipt of the applicable termination notice, the Terminated Party agrees (and shall cause its Affiliates and Sublicensees as a condition of the grant of the applicable Sublicense to so agree) to reasonably cooperate with the Continuing Party and its designee(s) to facilitate a smooth, orderly and prompt transition of the Exploitation of Products to the Continuing Party and/or its designee(s).  Upon request by the Continuing Party, the Terminated Party shall transfer to the Continuing Party some or all quantities of applicable Products in its possession.  If the Terminated Party is, at the time of such termination of this Agreement, party to any Third Party contracts with respect to a Product, then it shall provide the Continuing Party notice of and (to the extent permitted to do so), copies thereof (which may be redacted for information related to other products or technologies or which is not relevant to the applicable terminated Products).  The Terminated Party shall assign to the Continuing Party any such contracts requested by the Continuing Party, to the extent relating to the Product and to the extent it has the right under such contract(s) to do so (and shall use commercially reasonable efforts to obtain any required consents, which efforts shall not require making any payments or incurring any liabilities unless the Continuing Party agrees to reimburse the Terminated Party therefor (and the Terminated Party shall inform the Continuing Party of any such required payment or liability)).  In addition, if the Terminated Party terminates the Agreement after Initiation of a Phase 2 Clinical Trial hereunder, then the Terminated Party shall, at the Continuing Party’s cost and expense, (i) provide any cooperation reasonably requested by the Continuing Party to ensure uninterrupted supply of Products (including the Terminated Party’s employees’ time at

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the FTE Rate), and (ii) if the Terminated Party manufactured a Product at the time of termination, continue to provide for manufacturing of such Product for the Continuing Party, at […***…] percent ([…***…]%) of the fully-burdened manufacturing cost therefor (or […***…] percent ([…***…]%) of the costs paid to Third Parties for the manufacture of such supply, if the Terminated Party uses a Third Party manufacturer), from the date of notice requesting transition of the Product until the sooner to occur of such time as the Continuing Party is able, using commercially reasonable efforts to do so, to secure an acceptable alternative commercial manufacturing source from which sufficient quantities of Product may be procured and legally sold in the Territory or […***…] from the effective date of termination of this Agreement.

(h)

If (i) Amgen is the Terminated Party, (ii) Amgen is terminating the Agreement with respect to an Amgen Target prior to delivery of the applicable Final Report, and (iii) Kite has requested that Amgen take any of the actions set forth in clauses (d) through (g) above, then Kite shall reimburse Amgen for any amounts paid by Amgen under Section 8.1.3 (Preclinical Development Costs) with respect to such Program for such Amgen Target as well as any of its costs and expenses for Preclinical Development with respect to such Program in excess thereof.

(i)

If (i) Kite is the Terminated Party, (ii) Kite is terminating the Agreement with respect to a Kite Target prior to delivery of the applicable Final Report, and (iii) Amgen has requested that Kite take any of the actions set forth in clauses (d) through (g) above, then Amgen shall reimburse Kite for any amounts in excess of those paid by Amgen under Section 8.1.3 (Preclinical Development Costs) with respect to such Program for such Amgen Target.

Section 13.6   Survival.  In addition to the termination consequences set forth in Section 13.5  (Effects of Termination), the following provisions will survive termination or expiration of this Agreement: Articles Article 1 (Definitions), 11 (Indemnification), 12 (Confidentiality), and 15 (Miscellaneous) and Sections 4.6 (No Other Rights), 8.1 (Upfront and Milestone Payments) (with respect to milestones reached prior to such expiration or termination), 8.2 (Royalties) (with respect to sales made before such expiration or termination), 8.5 through 8.9 (inclusive) (with respect to periods with sales of Products made before such expiration or termination), 9.4 through 9.5 (inclusive) (with respect to any action initiated prior to such expiration or termination), 10.4 (Disclaimer), 15.9 (Sale Transaction or Amgen Acquisition), 15.10 (Sale Transaction or Kite Acquisition) and this Section 13.6   (Survival). Termination or expiration of this Agreement are neither Party’s exclusive remedy and will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.  All other rights and obligations will terminate upon expiration of this Agreement.

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Article 14.  CHANGE OF CONTROL

Section 14.1   Change of Control.  Kite shall give Amgen written notice within […***…] after the public announcement or disclosure of any proposed Change of Control of Kite.  Upon such notice, Amgen shall have the right to transfer some or all Preclinical Development activities on Amgen Targets from Kite to Amgen by written notice to Kite.  Additionally, Amgen shall have the right to initiate early a transfer of manufacturing of Amgen Products from Kite to Amgen in accordance with Section 5.2  (Transition of Supply).  Upon any Change of Control of Kite, Amgen would no longer be responsible for the reimbursement of Kite’s costs and expenses related to Preclinical Development activities for Kite Targets pursuant to Section 8.1.3 (Preclinical Development Costs).  Additionally, Kite would promptly reimburse Amgen for Amgen’s costs and expenses related to Preclinical Development activities for Kite Targets, except if such Change of Control of Kite involves the acquisition by, or merger, consolidation, share exchange, business combination, recapitalization, sale of a majority of assets or similar transaction with, an un-Affiliated entity that, together with such entity’s Affiliates existing as of the time immediately preceding the Change of Control, has a market capitalization of less than […***…].

Article 15.  MISCELLANEOUS

Section 15.1   Entire Agreement; Amendment.  This Agreement and all Exhibits attached to this Agreement constitute the entire agreement between the Parties as to the subject matter hereof.  All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are hereby superseded and merged into, extinguished by and completely expressed by this Agreement.  None of the Parties shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement.  No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by all Parties.

Section 15.2   Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

Section 15.3   Independent Contractors.  The relationship between Kite and Amgen created by this Agreement is solely that of independent contractors.  This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties.  Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.  Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

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Section 15.4   Governing Law; Jurisdiction.  This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of New York, without regard to its conflicts of laws, except as to any issue which depends upon the validity, scope or enforceability of any Amgen Patent, Kite Patent or Collaboration Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued, and except with respect to any issue of inventorship of any Collaboration IP, which shall be determined in accordance with U.S. federal law.  Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York for any matter arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any litigation relating thereto except in such courts.  Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum.  The Parties agree that a final judgment in any such matter shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law.  Any proceeding brought by either Party under this Agreement shall be exclusively conducted in the English language.

Section 15.5   Notice.  All notices or communication required or permitted to be given by either Party hereunder shall be deemed sufficiently given if delivered in person, mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other Party at its respective address set forth below or to such other address as one Party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the third (3rd) business day following the date of mailing. Notices sent by overnight courier shall be deemed received the day delivered by the courier (provided it maintains a record tracking the date of delivery). Notices delivered in person shall be deemed received as of the date of delivery.

If to Kite:	Kite Pharma, Inc. 2225 Colorado Avenue Santa Monica, California 90404 Attn: Corporate Counsel

If to Amgen:	Amgen Inc. One Amgen Center Drive Thousand Oaks, CA 91320 Attn: Corporate Secretary

Section 15.6   Compliance With Law; Severability.  Nothing in this Agreement shall be construed to require the commission of any act contrary to Law.  If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

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Section 15.7   Non-Use of Names.  Amgen shall not use the name, trademark, logo, or physical likeness of Kite or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without such Kite’s prior written consent. Amgen shall require its Affiliates to comply with the foregoing.  Kite shall not use the name, trademark, logo, or physical likeness of Amgen or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Amgen’s prior written consent.  Kite shall require its Affiliates and Sublicensees to comply with the foregoing in connection with each such Sublicensee’s sublicense.

Section 15.8   Successors and Assigns.  Neither this Agreement nor any of the rights or obligations created herein  may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld or delayed except that either Party shall be free to assign this Agreement (i) to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate) provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, or (ii) in connection with any merger, sale of such Party or sale of all or substantially all of the assets of the Party that relate to this Agreement (a “Sale Transaction”), without the prior consent of the non-assigning Party. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto.  Any assignment of this Agreement in contravention of this Section 15.8  (Successors and Assigns) shall be null and void.

Section 15.9   Sale Transaction or Amgen Acquisition.  In the event of (x) a Sale Transaction involving Amgen, or (y) the acquisition by Amgen of all or substantially all of the business of a Third Party (together with any entities that were Affiliates of such Third Party immediately prior to such acquisition, an “Amgen Acquiree”), whether by merger, sale of stock, sale of assets or otherwise (an “Amgen Acquisition”), intellectual property rights of the acquiring party in a Sale Transaction, if other than one of the Parties to this Agreement (together with any entities that were affiliates of such Third Party immediately prior to such Sale Transaction, a “Third Party Acquirer”), or the Amgen Acquiree, as applicable, shall not be included in the Patent Rights or Know-How licensed hereunder by Amgen to Kite or otherwise subject to this Agreement, except that to the extent the Amgen Acquiree or Third Party Acquirer owns any Blocking Patents relative to any Kite Product, Amgen shall and hereby does grant to Kite a non-exclusive license, for no additional consideration (provided, however, that in the event that Amgen would be obligated to make any payments to a Third Party in connection with the grant of the foregoing license to any Blocking Patents, then unless Kite agrees to assume such payment obligations, such license grant will exclude a license under the applicable Blocking Patents), until the expiration of the last to expire of such Blocking Patents, on a country-by-country basis, or termination of this Agreement relative to such Kite Product, whichever comes first, provided that at the time of such Sale Transaction or Amgen Acquisition, such non-exclusive license rights are available for such grant and have not been exclusively licensed to any Third Party.

Section 15.10   Sale Transaction or Kite Acquisition.  In the event of (x) a Sale Transaction involving Kite, or (y) the acquisition by Kite of all or substantially all of the business of a Third Party (together with any entities that were Affiliates of such Third Party immediately prior to such acquisition, a “Kite Acquiree”), whether by merger, sale of stock, sale of assets or otherwise (a “Kite Acquisition”), intellectual property rights of the Third Party Acquirer in a Sale Transaction, or the Kite Acquiree, as applicable, shall not be included in the Patent Rights or Know-How licensed hereunder by Kite to Amgen, or otherwise subject to this Agreement,

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except that to the extent the Kite Acquiree or Third Party Acquirer owns any Blocking Patents relative to any Amgen Product, Kite shall and hereby does grant to Amgen a non-exclusive license, for no additional consideration (provided, however, that in the event that Kite would be obligated to make any payments to a Third Party in connection with the grant of the foregoing license to any Blocking Patents, then unless Amgen agrees to assume such payment obligations, such license grant will exclude a license under the applicable Blocking Patents), until the expiration of the last to expire of such Blocking Patents, on a country-by-country basis or termination of this Agreement relative to such Amgen Product, whichever comes first, provided that at the time of such Sale Transaction or Kite Acquisition, such non-exclusive license rights are available for such grant and have not been exclusively licensed to any Third Party.

Section 15.11   Waivers.  A Party’s consent to or waiver, express or implied, of any other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party.  A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition.  A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.

Section 15.12   No Third Party Beneficiaries.  Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except for the provisions of Article 11 (Indemnification) (with respect to which the persons to which Article 11 (Indemnification) applies shall be Third Party beneficiaries for Article 11 (Indemnification) only in accordance with the terms and conditions of Article 11 (Indemnification)).

Section 15.13   Headings; Exhibits.  Article and Section headings used herein are for convenient reference only, and are not a part of this Agreement. All Exhibits are incorporated herein by this reference.

Section 15.14   Interpretation.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. All references to a “business day” or “business days” in this Agreement means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in the United States.  The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the Parties. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof.

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Section 15.15   Counterparts.  This Agreement may be executed in counterparts by a single Party, each of which when taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles or .pdf documents.

Section 15.16   HSR.  As soon as is reasonably practicable following the Signing Date and in any event within thirty (30) days of the Signing Date, each of Amgen (or its Affiliate, as appropriate) and Kite (or its Affiliate, as appropriate) shall prepare and submit appropriate filings under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules promulgated thereunder, and request early termination of the waiting period under the HSR Act.  The Parties shall furnish, or cause their respective Affiliates to furnish, as the case may be, promptly to the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) any additional information requested within their authority under the HSR Act, use reasonable efforts to obtain antitrust clearance for the transactions contemplated hereunder as soon as practicable, and otherwise cooperate with each other in the United States governmental antitrust clearance process.  Subject to applicable Law relating to the exchange of information, Amgen shall have the right to direct all matters with respect to the FTC and DOJ hereunder, consistent with its obligations hereunder.  Amgen shall have the right to review in advance any filing or submission to be made by Kite, and Kite shall consider in good faith the view of Amgen in light of Amgen’s right to direct issues related to reviews by the FTC and DOJ.  To the extent practicable, Amgen will consult with Kite on, and consider in good faith the views of Kite in connection with, all of the information relating to Kite that appears in any filing or form (excluding attachments or exhibits thereto) made with or submitted to the FTC or DOJ in connection with this Section 15.16  (HSR).  Amgen shall bear all fees in connection with any filing under this Section 15.16  (HSR) and each Party shall bear their respective attorneys’ fees in connection therewith.  This Agreement shall bind the Parties upon execution and continue in full force and effect unless and until the termination or expiration of the Agreement by its terms, provided, however, that each Party’s grant of license rights hereunder, Amgen’s obligation to make the payments hereunder, and the Parties’ other rights and obligations hereunder in connection with the Exploitation of the Amgen Products and the Kite Products shall not become effective unless and until each of the following conditions are met: (i) the waiting period provided by the HSR Act shall have expired or been terminated (and all antitrust clearance has been obtained), (ii) no court or administrative challenges to the transactions are pending, and (iii) no court or administrative orders are outstanding blocking the completion of the transactions, (the date of such, the “Effective Date”).  Nothing in this Agreement shall require or be deemed to require either Party (or their Affiliates) to commit to any divestitures or licenses or agree to hold separate any assets or agree to any similar arrangements or commit to conduct its business in a specified manner, or to submit and respond to a formal discovery procedure initiated by the FTC or DOJ (i.e., a “Request for Additional Information and Documentary Materials” also known as a “second request”, or Civil Investigative Demand if a filing is not required under the HSR Act), in each case as a condition to obtaining antitrust clearance for the transactions contemplated hereunder.  If antitrust clearance is not received on or before […***…] after the date on which both Parties have submitted to the FTC and DOJ their respective initial filings to request antitrust clearance of the transactions hereunder, then either Party shall have the right to terminate this Agreement without liability therefor at any time thereafter, but prior to receipt of antitrust clearance of the transactions contemplated hereunder,by written notice to the other Party.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

KITE PHARMA, INC.		AMGEN INC.

By:	/s/ Cynthia M. Butitta	By:	/s/ Robert A. Bradway
Name:	Cynthia M. Butitta,	Name:	Robert A. Bradway
Title:	Chief Operating Officer and	Title:	Chairman & Chief Executive Officer
Chief Financial Officer

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EXHIBIT A

AMGEN PATENTS

Patent Rights to the […***…].

***Confidential Treatment Requested
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EXHIBIT B

KITE IP

Table A

Cabaret patents:

1.	U.S. patent 5,906,936
2.	U.S. patent 7,741,465
3.	U.S. patent 6,319,494
4.	U.S. patent 5,712,149
5.	U.S. patent 5,741,899
6.	U.S. patent 6,077,947
7.	U.S. patent 5,843,728
8.	U.S. patent 5,851,828
9.	U.S. patent 5,912,170
10.	U.S. patent 6,004,811
11.	U.S. patent 8,211,422

Table B

Manufacturing:

12.	[…***…]
13.	[…***…]

***Confidential Treatment Requested
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EXHIBIT C

PRECLINICAL DEVELOPMENT PLAN

Proposed Kite / Amgen CAR Collaboration Plan

This proposal outlines a research plan for a potential collaboration between Kite Pharma Inc and Amgen Inc for the purposes of designing, developing, characterizing, optimizing and advancing to clinic novel Chimeric Antigen Receptors (CARs) for specified targets as potential IND candidates.  The intent of this outline is to draft a general and flexible framework for the scope and priorities of the collaboration- more specific guidance with respect to research directions will be provided by a Joint Research Committee.

Research Plan

Goal

The parties will agree to […***…] or more pre-validated targets for which CARs will be developed for further investigation and evaluation with a goal to advance them to IND filing.

[…***…]

***Confidential Treatment Requested
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[…***…]

***Confidential Treatment Requested
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[…***…]

***Confidential Treatment Requested
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[…***…]

***Confidential Treatment Requested
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[…***…]

***Confidential Treatment Requested
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[…***…]

***Confidential Treatment Requested
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EXHIBIT D

AMGEN LICENSED KNOW-HOW

Certain […***…] directed against the Amgen Targets and Kite Targets listed below generated as of the Effective Date and otherwise during the Term.

Within […***…] of the approval of the applicable Preclinical Development Plan, Amgen will provide […***…].  Thereafter, Amgen shall select additional […***…] directed against the remaining Amgen Targets and Kite Targets from either previously generated sequences or as generated after the Effective Date.

Amgen Targets- […***…]

Kite Targets- […***…]

***Confidential Treatment Requested
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EXHIBIT E

CLINICAL SUPPLY AGREEMENT

[…***…]

***Confidential Treatment Requested
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[…***…]

***Confidential Treatment Requested
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EXHIBIT F

PRESS RELEASE

Amgen and Kite Pharma ANNOUNCE STRATEGIC CANCER IMMUNOTHERAPY COLLABORATION to Advance the Application of Novel Chimeric Antigen Receptor (CAR) T Cell Therapies

Alliance Combines Amgen’s Oncology Targets and Kite’s Leading CAR T Cell Therapy Platform to Develop new Therapeutic Candidates

Kite to Receive a $60 Million Upfront Payment from Amgen and Eligible for up to $525 Million in Regulatory and Sales Milestone Payments per Amgen Program; Plus, Tiered High Single- to Double-Digit Royalties for Sales and License of Kite’s Intellectual Property for CAR T Cell Products

Amgen Eligible to Receive up to $525 Million in Milestone Payments per Kite Program; Plus, Tiered Single-Digit Sales Royalties

Kite to Host Conference Call Today at [TIME]

THOUSAND OAKS, Calif., and SANTA MONICA, Calif. (Jan. 5, 2014) – Amgen (NASDAQ:AMGN) and Kite Pharma (NASDAQ:KITE) announced today that the two companies have entered into a strategic research collaboration and license agreement to develop and commercialize the next generation of novel Chimeric Antigen Receptor (CAR) T cell immunotherapies based on Kite’s engineered autologous cell therapy (eACT™) platform and Amgen’s extensive array of cancer targets. The collaboration brings together Amgen’s commitment to and capabilities in advancing new approaches in immuno-oncology and Kite’s industry-leading presence in CAR T cell therapy.

Under the terms of the agreement, Amgen will contribute cancer targets, and Kite will leverage its proprietary CAR platform, research and development (R&D) and manufacturing capabilities, and expertise. Kite will be responsible for conducting all preclinical research and cell manufacturing and processing through Investigational New Drug (IND) filing. Each company will then be responsible for clinical development and commercialization of their respective CAR therapeutic candidates, including all related expenses. Kite will receive from Amgen an upfront payment of $60 million, as well as funding for R&D costs through IND filing. Kite will be eligible to receive up to $525

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million in milestone payments per Amgen program based on the successful completion of regulatory and commercialization milestones, plus tiered high single- to double-digit royalties for sales and the license of Kite’s intellectual property for CAR T cell products. Amgen is eligible to receive up to $525 million in milestone payments per Kite program, plus tiered single-digit sales royalties.  Further terms of the agreement are not being disclosed.

“The intersection of immunology and oncology represents one of the most promising approaches to delivering significant impact for patients with cancer,” said Sean E. Harper, M.D., executive vice president of Research and Development at Amgen. “With our existing immuno-oncology portfolio of cutting-edge technologies and expertise, we believe joining forces with Kite Pharma will leverage our targets and their leading CAR T cell platform to advance another new promising therapeutic approach to fight cancer.”

“Amgen is an ideal partner for us, based on their strong presence in oncology and the company’s broad array of cancer targets optimally suited for combining with our CAR technologies. We are proud to announce this unique collaboration and its validation of our R&D expertise, intellectual property position, and therapeutic manufacturing and processing capabilities,” stated Arie Belldegrun, M.D., FACS, Kite Pharma’s president and chief executive officer. “We believe that the therapeutic candidates resulting from the collaboration will have the potential to dramatically transform CAR approaches and to become some of the most powerful therapies for the treatment of cancer.”

Kite Pharma will host a conference call and webcast today at [time tbd] to discuss the transaction. The dial-in number to access the call is (XXX) XXX-XXXX, or from international locations dial (XXX) XXX-XXXX. A taped replay of the call will be available by calling (XXX) XXX-XXXX with access pass code XXXXXXXX. The replay may be accessed from international locations by dialing (XXX) XXX-XXXX and using the same pass code. This replay will remain in effect until midnight Eastern Standard Time, Jan. XX, 2015.  To access the live webcast, please visit Kite Pharma’s Investor Relations website at http://ir.kitepharma.com.

About CAR T Immunotherapies

Kite Pharma’s broadly enabling eACT™ technology platform allows a patient’s T cells to be genetically modified to express cancer-targeting receptors. Engineered CAR T cells contain a single chain antibody domain, which recognizes and binds to a cell surface tumor antigen, as well as intracellular T cell-activating domains. CAR T cells are designed to traffic directly to tumor sites and become activated upon engagement with the target tumor antigen, selectively eradicating the tumor cells.

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

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Amgen focuses on areas of high unmet medical need and leverages its biologics manufacturing expertise to strive for solutions that improve health outcomes and dramatically improve people's lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world's largest independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

About Kite Pharma

Kite Pharma, Inc., is a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, with a primary focus on eACT™ designed to restore the immune system's ability to recognize and eradicate tumors. In partnership with the NCI Surgery Branch through a Cooperative Research and Development Agreement (CRADA), Kite is advancing a pipeline of proprietary eACT™ product candidates, both CAR (chimeric antigen receptor) and TCR (T cell receptor) products, directed to a wide range of cancer indications. Kite is based in Santa Monica, Calif.. For more information on Kite Pharma, please visit www.kitepharma.com.

Amgen Forward-Looking Statements

This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen Inc. and its subsidiaries (Amgen, we or us) and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission (SEC) reports filed by Amgen Inc., including Amgen Inc.'s most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and Form 8-K. Please refer to Amgen Inc.'s most recent Forms 10-K, 10-Q and 8-K for additional information on the uncertainties and risk factors related to our business. Unless otherwise noted, Amgen is providing this information as of Jan. 5, 2015, and expressly disclaims any duty to update information contained in this news release.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, preclinical results do not guarantee safe and effective performance of product candidates in humans. The complexity of the human body cannot be perfectly, or sometimes, even adequately modeled by computer or cell culture systems or animal models. The length of time that it

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takes for us and our partners to complete clinical trials and obtain regulatory approval for product marketing has in the past varied and we expect similar variability in the future. We develop product candidates internally and through licensing collaborations, partnerships and joint ventures. Product candidates that are derived from relationships may be subject to disputes between the parties or may prove to be not as effective or as safe as we may have believed at the time of entering into such relationship. Also, we or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development.

In addition, sales of our products (including products of our wholly-owned subsidiaries) are affected by the reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others' regulations and reimbursement policies may affect the development, usage and pricing of our products. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. We believe that some of our newer products, product candidates or new indications for existing products, may face competition when and as they are approved and marketed. Our products may compete against products that have lower prices, established reimbursement, superior performance, are easier to administer, or that are otherwise competitive with our products. In addition, while we and our partners routinely obtain patents for our and their products and technology, the protection of our products offered by patents and patent applications may be challenged, invalidated or circumvented by our or our partners' competitors and there can be no guarantee of our or our partners' ability to obtain or maintain patent protection for our products or product candidates. We cannot guarantee that we will be able to produce commercially successful products or maintain the commercial success of our existing products. Our stock price may be affected by actual or perceived market opportunity, competitive position, and success or failure of our products or product candidates. Further, the discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to integrate the operations of companies we have acquired may not be successful. Cost savings initiatives may result in us incurring impairment or other related charges on our assets. We may experience difficulties, delays or unexpected costs and not achieve anticipated benefits and savings from our recently announced restructuring plans. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase common stock.

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The scientific information discussed in this news release related to our product candidates is preliminary and investigative. Such product candidates are not approved by the U.S. Food and Drug Administration, and no conclusions can or should be drawn regarding the safety or effectiveness of the product candidates.

Kite Pharma Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our ability to research and develop new therapeutic candidates; our expectations regarding the clinical effectiveness and safety of  CAR T cell therapies; our ability to manufacture and process CAR T cell therapies; and our ability to protect our proprietary technology and enforce our intellectual property rights. Various factors may cause differences between Kite's expectations and actual results as discussed in greater detail in Kite's filings with the Securities and Exchange Commission, including without limitation in its Form 10-Q for the quarter ended Sept. 30, 2014. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

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CONTACT:

Amgen, Thousand Oaks

Kristen Davis, 805-447-3008 (media)

Trish Hawkins, 805-447-5631 (media)

Arvind Sood, 805-447-1060 (investors)

Kite Pharma

Cynthia M. Butitta

Chief Financial Officer and Chief Operating Officer

310-824-9999

For Media: Justin Jackson

For Investor Inquiries: Nancy Yu

Burns McClellan

212-213-0006

jjackson@burnsmc.com

nyu@burnsmc.com

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